Exhibit 3.1

FIRST AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF

ATLAS GROWTH PARTNERS, L.P.

TABLE OF CONTENTS

ARTICLE I FORMATION	1
1.01. Formation.	1
1.02. Name, Principal Office and Residence.	1
1.03. Purpose.	1
1.04. Term.	1

ARTICLE II DEFINITION OF TERMS	2
2.01. Definitions.	2

ARTICLE III UNITS, SUBSCRIPTIONS AND FURTHER CAPITAL CONTRIBUTIONS	21
3.01. Designation of General Partner and Participants.	21
3.02. Limited Partner at Formation.	22
3.03. Classes of Common Units.	22
3.04. Subscriptions to the Second Offering.	22
3.05. Increase in Initial Unit Price.	23
3.06. No Additional Capital Contributions of the General Partner or Dilution.	23
3.07. Payment of Subscriptions.	24
3.08. Partnership Funds.	24

ARTICLE IV CONDUCT OF OPERATIONS	25
4.01. Acquisition of Leases.	25
4.02. Conduct of Operations.	26
4.03. General Rights and Obligations of the Participants and Restricted and Prohibited Transactions.	32
4.04. Designation, Compensation and Removal of General Partner.	42
4.05. Indemnification and Exoneration.	43
4.06. Other Activities.	45
4.07. Issuances of Additional Partnership Interests.	46
4.08. Splits and Combinations.	46

ARTICLE V CAPITAL ACCOUNTS, ALLOCATIONS, ELECTIONS AND DISTRIBUTIONS	47
5.01. Capital Accounts.	47
5.02. Allocations for Capital Account Purposes.	49
5.03. Allocations for Tax Purposes.	55
5.04. Requirement and Characterization of Distributions; Distributions to Record Holders.	57
5.05. Distributions of Available Cash from Operating Surplus.	57
5.06. Distributions of Available Cash from Capital Surplus.	57
5.07. Special Provisions Relating to the Holders of Incentive Distribution Rights.	58
5.08. Distributions of Available Cash from Sale of All or Substantially All Assets.	58
5.09. Distributions in the Event of Merger.	58
5.10. Distribution Reinvestment Plans.	58

ARTICLE VI TRANSFER OF UNITS	59
6.01. Transferability of Common Units.	59
6.02. Special Restrictions on Transfers of Units by Participants.	59
6.03. Redemption of Common Units from Non-Citizens.	61

ARTICLE VII DURATION, DISSOLUTION, AND WINDING UP	61
7.01. Duration.	61
7.02. Dissolution and Winding Up.	61

ARTICLE VIII MISCELLANEOUS PROVISIONS	62
8.01. Notices.	62
8.02. Time.	63
8.03. Applicable Law.	63
8.04. Agreement in Counterparts.	63
8.05. Amendment.	63
8.06. Legal Effect.	64

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the date set forth below, by and among Atlas Growth Partners GP, LLC, referred to as “Atlas” or the “General Partner,” the limited partner, and the remaining parties from time to time signing a Subscription Agreement for Limited Partner Interests, these parties, sometimes referred to as “Limited Partners.”

ARTICLE I FORMATION

1.01.	Formation.

The parties have formed a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) on the terms and conditions set forth in this Agreement. The General Partner and organizational limited partner executed an Agreement of Limited Partnership, dated as of February 11, 2013 (the “Original Agreement”). In connection with a public offering and pursuant to § 8.05(b)(iv) and § 8.05(b)(vii) of the Original Agreement, the General Partner hereby amends and restates the Original Agreement in its entirety to provide for the conduct of the business and affairs of the Partnership and certain relations between the Limited Partners in accordance with the terms and conditions of this agreement, as it may be amended from time to time.

1.02.	Name, Principal Office and Residence.

1.02(a) Name. The name of the Partnership is Atlas Growth Partners, L.P.

1.02(b) Residence. The residence of the General Partner is its principal place of business at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275, which shall also serve as the principal place of business of the Partnership. The residence of each Participant shall be as set forth on the Subscription Agreement executed by the Participant. All addresses shall be subject to change on notice to the parties.

1.02(c) Agent for Service of Process. The name and address of the agent for service of process shall be The Corporation Service Company at 1209 Orange Street, Wilmington, Delaware 19801.

1.03.	Purpose.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; and (b) do anything necessary or appropriate to the foregoing; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business, free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

1.04.	Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article VII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

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ARTICLE II DEFINITION OF TERMS

2.01.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the asset base of the Partnership from the asset base of the Partnership existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)	Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Down Event or a Book-Up Event.

(b)	If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to a Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all adjustments that, as of the end of such taxable year, reasonably are expected to be made to such Partner’s Capital Account under Treasury Regulation Section 1.704-1(b)(2)(iv)(k) for depletion allowances with respect to oil and gas properties of the Partnership, (ii) the amount of all losses and deductions that, as of the end of such taxable year, reasonably are expected to be allocated to such Partner in subsequent years pursuant to Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such taxable year, reasonably are expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to § 5.02(d)(i) or (d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital

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Account” of a Partner in respect of a GP Unit, a Common Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such GP Unit, Common Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such GP Unit, Common Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (b) less (i) the amount of any net increase in Working Capital Borrowings with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period (it being understood that, in calculating the amount of Adjusted Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for Operating Expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100), and (c) plus (i) the amount of any net decrease in Working Capital Borrowings with respect to such period, (ii) the amount of any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium (it being understood that, in calculating the amount of Adjusted Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for Operating Expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to §5.01(d)(1) or (d)(2).

“Administrative Costs” means all customary and routine expenses incurred by the Sponsor for the conduct of Partnership administration, including: in-house legal, finance, in-house accounting, secretarial, travel, office rent, telephone, data processing and other items of a similar nature. Administrative Costs shall be limited as follows:

(i)	no Administrative Costs charged shall be duplicated under any other category of expense or cost; and

(ii)	no portion of the salaries, benefits, compensation or remuneration of controlling persons of the General Partner shall be reimbursed by the Partnership as Administrative Costs. Controlling persons include directors, executive officers and those holding a 5% or more equity interest in the General Partner or a person having power to direct or cause the direction of the General Partner, whether through the ownership of voting securities, by contract, or otherwise.

“Administrator” means the official or agency administering the securities laws of a state.

“Affiliate” means with respect to a specific person:

(i)	any person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of the specified person;

(ii)	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the specified person;

(iii)	any person directly or indirectly controlling, controlled by, or under common control with the specified person;

(iv)	any officer, director, trustee or partner of the specified person; and

(v)	if the specified person is an officer, director, trustee or partner, any person for which the person acts in any such capacity.

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“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of § 5.02, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in § 5.01(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated.

“Anthem Securities” means Anthem Securities, Inc., whose principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275.

“Assessments” means additional amounts of capital which may be mandatorily required of or paid voluntarily by a Participant beyond his subscription commitment.

“Asset Sale” has the meaning set forth in § 5.08.

“Atlas” means Atlas Growth Partners GP, LLC, a Delaware limited liability company, whose principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275, and any successor entity to Atlas Growth Partners GP, LLC, whether by merger or any other form of reorganization, or the acquisition of all, or substantially all, of Atlas Growth Partners GP, LLC’s assets.

“Available Cash” means, with respect to any Quarter ending prior to the date of Final Terminating Event,

(a)	the sum of:

(i)	all cash and cash equivalents (including amounts available for working capital purposes under a credit facility, commercial paper facility or other similar financing arrangement) of the Partnership on hand at the end of such Quarter (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash and cash equivalents of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100); and

(ii)	if the General Partner so determines in its sole discretion, all or any portion of additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings (including Working Capital Borrowings) made subsequent to the end of such Quarter (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such additional cash and cash equivalents of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100);

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(b)	less the amount of any cash reserves established by the General Partner for the Partnership (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves established for such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) on the date of determination of Available Cash with respect to such Quarter, to:

(i)	provide for the proper conduct of the business of the Partnership (including reserves for working capital, operating expenses, future capital expenditures, potential acquisitions and for anticipated future credit needs of the Partnership);

(ii)	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; or

(iii)	provide funds for distributions pursuant to §§ 5.05 or 5.06 with respect to any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Target Distribution on all Common Units and GP Units with respect to such Quarter; and provided further, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines. Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Final Termination Event occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means (i) if the General Partner is a corporation or a limited liability company, the General Partner’s board of directors or board of managers, as applicable, and (ii) if the General Partner is a limited partnership, the board of directors or board of managers, as applicable, of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to § 5.01(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to § 5.01 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to § 5.01(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the Commonwealth of Pennsylvania shall not be regarded as a Business Day.

“Capital Account” or “account” means the account established for each party, maintained as provided in §5.01.

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“Capital Contribution” means the amount agreed to be contributed to the Partnership by a Partner.

“Capital Expenditures” means those costs associated with property acquisition and the drilling and completion of oil and gas wells which are generally accepted as capital expenditures pursuant to the provisions of the Internal Revenue Code.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or construction of new or improvement or replacement of existing, capital assets (including undeveloped leasehold acreage, properties containing estimated proved reserves (whether or not producing) and other similar assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to, the acquisition of existing, the construction of new or the improvement or replacement of existing capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the asset base of the Partnership, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the asset base of the Partnership or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction.

“Capital Surplus” has the meaning set forth in § 5.04(a).

“Carried Interest” means an equity interest in the Partnership issued to a Person without consideration, in the form of cash or tangible property, in an amount proportionately equivalent to that received from the Participants.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with § 5.01(d)(i) and (d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in § 1.01, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Class A Common Unit” means a Common Unit having the rights and obligations specified with respect to Class A Common Units in this Agreement.

“Class T Common Unit” means a Common Unit having the rights and obligations specified with respect to Class T Common Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commences Commercial Service” and “Commencement of Commercial Service” shall mean the date on which a Capital Improvement or replacement asset begins producing in paying quantities or is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests held by all Limited Partners and by the General Partner (exclusive of the General Partner’s interest as a holder of the General Partner Interest, GP Units and Incentive Distribution Rights), which Partnership Interest may, but shall not be required to be, designated as a Class A Common Unit or a Class T Common Unit.

“Conflicts Committee” means a committee of the Board of Directors composed of one or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any

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Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or the Partnership, other than Common Units or other awards granted to such director under the Partnership’s equity compensation plans, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to § 5.01(d), such property shall no longer constitute a Contributed Property but shall be deemed an Adjusted Property.

“Cost,” when used with respect to the sale or transfer of property to the Partnership from the Sponsor or an Affiliate, means:

(i)	the sum of the prices paid by the seller or transferor to an unaffiliated Person for the property, including bonuses;

(ii)	title insurance or examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property;

(iii)	a pro rata portion of the seller’s or transferor’s actual necessary and reasonable expenses for seismic and geophysical services; and

(iv)	rentals and ad valorem taxes paid by the seller or transferor for the property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain the property, and the portion of the seller’s or transferor’s reasonable, necessary and actual expenses for geological, geophysical, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (iv) shall have been incurred not more than 36 months before the sale or transfer to the Partnership.

“Cost,” when used with respect to services, means the reasonable, necessary and actual expense incurred by the provider on behalf of the Partnership in providing the services, determined in accordance with generally accepted accounting principles. As used elsewhere, “Cost” means the price paid by the seller in an arm’s-length transaction.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of § 5.01(d)(x).

“Dealer-Manager” means Anthem Securities, Inc., an Affiliate of the General Partner, the broker/dealer which will manage the offering and sale of the Units.

“Delaware Act” has the meaning set forth in § 1.01.

“Developed Reserves” means oil and gas reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

“Development Well” means a well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic Horizon known to be productive.

“Direct Costs” means all actual and necessary costs directly incurred for the benefit of the Partnership and generally attributable to the goods and services provided to the Partnership by parties other than the Sponsor or its

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Affiliates. Direct Costs may not include any cost otherwise classified as Organization and Offering Costs, Administrative Costs or property costs, but may include the cost of services provided by the Sponsor or its Affiliates if the services are provided pursuant to written contracts and in compliance with § 4.03(d)(6) or pursuant to the General Partner’s role as Tax Matters Partner. Direct Costs shall be billed directly to and paid by the Partnership to the extent practicable.

“Disposed of Adjusted Property” has the meaning set forth in § 5.02(d)(xi)(B).

“Distribution and Unitholder Servicing Fee” has the meaning set forth in §3.03(b).

“Distribution Interest” means an undivided interest in the Partnership’s assets after payments to the Partnership’s creditors or the creation of a reasonable reserve therefor, in the ratio the positive balance of a party’s Capital Account bears to the aggregate positive balance of the Capital Accounts of all of the parties determined after taking into account all Capital Account adjustments for the taxable year during which liquidation occurs (other than those made pursuant to liquidating distributions or restoration of deficit Capital Account balances). Provided, however, after the Capital Accounts of all of the parties have been reduced to zero, the interest in the remaining Partnership assets shall equal a party’s interest in the related Partnership revenues as set forth in §5.01 and its subsections.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur over the long term to maintain the levels of oil and natural gas production of the Partnership existing at the time the estimate is made. The Board of Directors will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with § 4.03(b) to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Exploratory Well” means a well drilled to find and produce oil or gas in an unproved area, find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir. Generally, an Exploratory Well is any well that is not a Developmental Well, a service well, or a stratigraphic test well as those items are defined by the SEC.

“Farmout” means an agreement by the owner of the leasehold or Working Interest to assign his interest in certain acreage or well to the assignees, retaining some interest such as an Overriding Royalty Interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

“Final Terminating Event” means any one of the following:

(i)	the expiration of the Partnership’s term;

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(ii)	notice to the Participants by the General Partner of its election to terminate the Partnership’s affairs;

(iii)	notice by the Participants to the General Partner of their similar election through the affirmative vote of Participants whose Units equal a majority of the total Units; or

(iv)	the termination of the Partnership under Section 708(b)(1)(A) of the Code or the Partnership ceases to be a going concern.

“General Partner” means:

(i)	Atlas; or

(ii)	any Person admitted to the Partnership as a general partner who is designated to exclusively supervise and manage the operations of the Partnership.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest, including Incentive Distribution Rights or Common Units, held by it), which ownership interest is evidenced by Class A Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“GP Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A GP Unit is not a Unit.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s length transaction.

“Group Member” means each of the Partnership and its subsidiaries.

“Horizon” means a zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner pursuant to § 3.01, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement, as may be amended from time to time, with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holder(s) of the Incentive Distribution Rights.

“Indemnitee” means (a) the General Partner, (b) any departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any departing General Partner, (d) any Person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any departing General Partner or any Affiliate of any Group Member, the General Partner or any departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any departing General Partner or any Affiliate of the General Partner or any departing General Partner as a manager, managing member, officer, director, employee, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any Person that the General Partner designates as an “Indemnitee” for purposes of this Agreement.

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“Independent Expert” means a person with no material relationship to the Sponsor or its Affiliates who is qualified and in the business of rendering opinions regarding the value of natural gas and oil properties based on the evaluation of all pertinent economic, financial, geologic and engineering information available to the Sponsor or its Affiliates.

“Initial Offering” means the initial offering of the Common Units, which was completed on the Initial Offering Termination Date.

“Initial Offering Initial Closing Date” means October 31, 2013.

“Initial Offering Termination Date” means June 30, 2015.

“Initial Unit Price” means (a) with respect to the Common Units sold in the Initial Offering, $10.00 per Common Unit, (b) with respect to the Common Units sold in the Second Offering, $10.00 per Common Unit or such other amount determined in accordance with § 3.05, and (c) for any other class or series of Partnership Interests, the price per Partnership Interest at which such class or series of Partnership Interest is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Partnership Interests.

“Intangible Drilling Costs” means those expenditures associated with property acquisition and the drilling and completion of natural gas and oil wells that under present law are generally accepted as fully deductible currently for federal income tax purposes. This includes:

(i)	all expenditures made for any well before production in commercial quantities for wages, fuel, repairs, hauling, supplies and other costs and expenses incident to and necessary for drilling the well and preparing the well for production of natural gas or oil, that are currently deductible pursuant to Section 263(c) of the Code and Treasury Regulations Section 1.612-4, and are generally termed “intangible drilling and development costs”;

(ii)	the expense of plugging and abandoning any well before a completion attempt; and

(iii)	the costs (other than Tangible Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs.

“Interim Capital Transactions” means the following transactions if they occur prior to the date of a Final Terminating Event: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Interim Closing Date” means those date(s) after the Initial Offering Initial Closing Date that the General Partner, in its sole discretion, admits Participants whose Subscription Agreements are accepted by the General Partner as Limited Partners.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“IRS” means the U.S. Internal Revenue Service.

“Landowner’s Royalty Interest” means an interest in production, or its proceeds, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner on the creation of a Lease.

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“Leases” means full or partial interests in natural gas and oil leases, oil and natural gas mineral rights, fee rights, licenses, concessions, drilling rights or other rights under which the holder, directly or indirectly, is entitled to explore for and produce oil and/or natural gas, and includes any contractual rights to acquire any such interest.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person), and that when the term “Limited Partner Interest” is used herein, such term shall not include any holder of a GP Unit or General Partner Interest (solely with respect to its GP Units and General Partner Interest), except as may otherwise be required by law. For the avoidance of doubt, Limited Partner Interest includes the Class A Common Units and the Class T Common Units.

“Limited Partners” means:

(i)	the Organizational Limited Partner;

(ii)	the Persons signing the Subscription Agreement as Limited Partners, including purchasers of Common Units in the Initial Offering and Class A Common Units or Class T Common Units in the Second Offering; and

(iii)	any other Persons who are admitted to the Partnership as additional or substituted Limited Partners.

All Limited Partners shall be of the same class and have the same rights.

“Listing Event” means the Partnership’s first listing of the Common Units on a National Securities Exchange, including by means of the Common Units converting in connection with a Merger into a security that is already listed on a National Securities Exchange, but only to the extent such Merger does not trigger any distributions pursuant to §5.08 or §5.09.

“Maintenance Capital Expenditures” means cash expenditures, including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member, or for the acquisition of existing, or the construction or development of new, capital assets, including replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage, properties containing estimated proved reserves and other similar assets), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil or natural gas property, including to offset expected production declines from producing properties, if such expenditures are made to maintain the levels of oil and natural gas production of the Partnership for the long term. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a replacement asset and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset.

“Merger” means the merger or consolidation of the Partnership with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or conversion into any such entity.

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“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to § 5.01(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with § 5.01(b) and shall include Simulated Gain but shall not include any items specially allocated under §§ 5.02(d) or (e); provided that the determination of the items that have been specially allocated under § 5.02(d) shall be made as if § 5.02(d)(xii) were not in this Agreement.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with § 5.01(b) and shall include Simulated Gain but shall not include any items specially allocated under §§ 5.02(d) or (e); provided that the determination of the items that have been specially allocated under § 5.02(d) shall be made as if § 5.02(d)(xii) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book- Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the date of Final Terminating Event. The items included in the determination of Net Termination Gain shall be determined in accordance with § 5.01(b) and shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under §§ 5.02(d) or (e).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the date of Final Terminating Event. The items included in the determination of Net Termination Loss shall be determined in accordance with § 5.01(b) and shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under §§ 5.02(d) or (e).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to §§ 5.03(c)(iii), (d)(i)(A), (d)(ii)(A) and (d)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1) and 1.704-2(c), are attributable to a Nonrecourse Liability.

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“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Operating Costs” means expenditures made and costs incurred in producing and marketing natural gas or oil from completed wells. These costs include, but are not limited to:

(i)	labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or related to producing and marketing natural gas and oil;

(ii)	ad valorem and severance taxes;

(iii)	insurance and casualty loss expense; and

(iv)	compensation to well operators or others for services rendered in conducting these operations.

Operating Costs also include disposal and injection wells, transporting and treating water and other waste from the Partnership’s wells by pipeline, truck or barge, reworking, workover, subsequent equipping, and similar expenses relating to any well, gathering fees and the payment or reimbursement of the General Partner as set forth in § 4.03(d)(6).

“Operating Expenditures” means all cash expenditures of the Partnership (it being understood that, in calculating the amount of Operating Expenditures in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under hedge contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and Estimated Maintenance Capital Expenditures, subject to the following:

(a)	repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b)	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c)	Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including distributions in respect of any Incentive Distributions Rights) or (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.

“Operating Surplus” means, with respect to any period ending prior to the date of a Final Terminating Event, on a cumulative basis and without duplication,

(a)

the sum of (i) $60.0 million, (ii) all cash receipts of the Partnership (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) for the period beginning on the day following the Initial Offering Initial Closing Date and ending on the last day of such period, including Working Capital Borrowings but excluding cash receipts from Interim Capital Transactions, (iii) all cash receipts of the Partnership (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the

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denominator of which is 100) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including incremental incentive distributions) to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or reserves) and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition, development, replacement or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, including incremental incentive distributions, to finance the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition, development, replacement or improvement of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); less

(b)	the sum of (i) Operating Expenditures for the period beginning on the day following the Initial Offering Initial Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner for the Partnership (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on the disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines. Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Final Termination Event occurs and any subsequent Quarter shall equal zero.

“Organization and Offering Costs” means all costs of organizing and selling the Common Units in the Second Offering including, but not limited to:

(i)	total underwriting and brokerage discounts and commissions, including fees of the underwriters’ attorneys, the Dealer-Manager fee, sales commissions and reimbursement for bona fide due diligence expenses;

(ii)	expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(iii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iv)	other front-end fees.

“Organizational Limited Partner” means Atlas Energy, LP, predecessor to Atlas Energy Group, LLC, in its capacity as the organizational limited partner of the Partnership.

“Overriding Royalty Interest” means an interest in the natural gas and oil produced under a Lease, or the proceeds from the sale thereof, carved out of the Working Interest, to be received free and clear of all costs of development, operation, or maintenance.

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“Participant List” has the meaning set forth in § 4.03(b)(6)(i).

“Participants” means the Limited Partners.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1) and 1.704-2(i)(2), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Atlas Growth Partners, L.P. and, when appropriate, its Subsidiaries, treated as a consolidated entity.

“Partnership Interest” means any equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude options, warrants, rights and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015 (the “2015 Act”).

“Partnership Well” means a well, some portion of the revenues from which is received by the Partnership.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Partnership Interest held by a Person other than the General Partner or any Affiliate of the General Partner who holds Partnership Interests.

“Percentage Interest” means as of any date of determination, (a) as to any holder of GP Units, the Percentage Interest attributable to such GP Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of GP Units held by such holder by (y) the sum of the total number of all outstanding Common Units and the total number of outstanding GP Units; (b) as to any holder of Common Units, the Percentage Interest attributable to such Common Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of Common Units held by such holder by (y) the sum of the total number of all outstanding Common Units and the total number of outstanding GP Units; and (c) as to the holders of additional Partnership Interests issued by the Partnership in accordance with § 4.07, the percentage established as a part of such issuance. Unless the context otherwise requires, references to the Percentage Interest of any holder of more than one class or series of Partnership Interests shall mean the aggregate Percentage Interest attributable to all such Partnership Interests. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means a natural person, partnership, corporation, association, trust or other legal entity.

“Production Purchase” or “Income Program” means any program whose investment objective is to directly acquire, hold, operate, and/or dispose of producing oil and gas properties. Such a program may acquire any type of ownership interest in a producing property, including, but not limited to, working interests, royalties, or production payments. A program which spends at least 90% of capital contributions and funds borrowed (excluding offering and organizational expenses) in the above described activities is presumed to be a production purchase or income program.

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“Program” means one or more limited or general partnerships or other investment vehicles formed, or to be formed, for the primary purpose of:

(i)	exploring for natural gas, oil and other hydrocarbon substances; or

(ii)	investing in or holding any property interests which permit the exploration for or production of hydrocarbons or the receipt of such production or its proceeds.

“Pro Rata” means (a) when used with respect to Partnership Interests or any class or classes thereof, apportioned equally among all designated Partnership Interests in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Prospect” means an area covering lands which are believed by the General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more Horizons. The area, which may be different for different Horizons, shall be:

(i)	designated by the General Partner in writing before the conduct of Partnership operations thereon; and

(ii)	enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein.

Subject to the above, “Prospect” will be deemed the following in the following areas:

(i)	in the Eagle Ford Shale primary area in southern, Texas, the wellbore plus 125 feet on either side of the center line of a lateral in the well extending from the beginning of the first perforation to the end of the last perforation and from the base of the Austin Chalk to the top of the Buda Formation;

(ii)	in the Marble Falls primary area in north-central Texas, approximately 40 acres for vertical oil wells and approximately 160 acres for vertical natural gas wells, and will further be limited to the deepest depth penetrated at the cessation of drilling activities and as adjusted to take into account lease boundaries; and

(iii)	for horizontal wells in the Mississippi Lime primary area in northern Oklahoma, the wellbore plus 125 feet on either side of the center line of a lateral in the well, extending from the beginning of the first perforation to the end of the last perforation and from the bottom of the Mississippi Unconformity to the top of the Kinderhook formation, subject to any limited under Oklahoma law and as adjusted to take into account lease boundaries.

If the well to be drilled by the Partnership is to a Horizon containing Proved Reserves, then a “Prospect” for a particular Horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells. Notwithstanding, a horizontal well may be drilled on the well pad on a Prospect on which another Partnership Well is drilled.

“Prospectus” means the Prospectus included in the Registration Statement for the Partnership on Form S-1 relating to the offer and sale of the Units which has been filed with the SEC under the Securities Act of 1933. As used in this Agreement, the terms “Prospectus” and “Registration Statement” refer solely to the Prospectus and Registration Statement, as amended, described above, except that:

(i)	from and after the date on which any post-effective amendment to the Registration Statement is declared effective by the SEC, the term “Registration Statement” shall refer to the Registration Statement as amended by that post-effective amendment, and the term “Prospectus” shall refer to the Prospectus then forming a part of the Registration Statement; and

(ii)	if the Prospectus filed pursuant to Rule 424(b) or (c) promulgated by the SEC under the Securities Act of 1933 differs from the Prospectus on file with the SEC at the time the Registration Statement or any post-effective amendment thereto shall have become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant thereto from and after the date on which it was filed.

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“Proved Reserves” means those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(a)	the area identified by drilling and limited by fluid contacts, if any; and

(b)	adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)	In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)	Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(a)	successful testing by a pilot project, in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(b)	the project has been approved for development by all necessary parties and entities, including governmental entities.

(v)	Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“Proved Undeveloped Reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain

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of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Reinvestment Plan” has the meaning set forth in § 5.10.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the GP Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the GP Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to §§5.02(d)(i), (d)(ii), (d)(iv), (d)(v), (d)(vi), (d)(vii), or (d)(ix).

“Reserves” means estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Residual Gain” or “Residual Loss” means any item of gain or loss, or Simulated Gain or Simulated Loss, as the case may be, of the Partnership recognized for U.S. federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss or Simulated Gain or Simulated Loss is not allocated pursuant to §§ 5.03(d)(i)(A) or (d)(ii)(A), respectively, to eliminate Book-Tax Disparities.

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“Roll-Up” means a transaction involving the acquisition, Merger, conversion or consolidation, either directly or indirectly, of the Partnership and the issuance of securities of a Roll-Up Entity. The term does not include:

(i)	a transaction involving securities of the Partnership that have been listed for at least 12 months on a National Securities Exchange; or

(ii)	a transaction involving the conversion to corporate, trust or association form of only the Partnership if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(a)	voting rights;

(b)	the Partnership’s term of existence;

(c)	the General Partner’s compensation; and

(d)	the Partnership’s investment objectives; or

(iii)	a transaction involving the issuance of securities of any entity where securities of the same class have been listed for at least 12 months on a National Securities Exchange.

“Roll-Up Entity” means a partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed roll-up transaction.

“Sales Commissions” means all cash underwriting and brokerage discounts and commissions incurred in the sale of Units payable to registered broker/dealers, but excluding the following:

(i)	the 3% Dealer-Manager fee, which must be paid in cash; and

(ii)	the reimbursement for bona fide due diligence expenses.

“Second Offering” means the Partnership’s first public offering of the Common Units.

“SEC” means the U.S. Securities and Exchange Commission.

“Selling Agents” means the broker/dealers which are selected by the Dealer-Manager to participate in the offer and sale of the Common Units.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the GP Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

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For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a Program or any Person who will manage or is entitled to manage or participate in the management or control of a Program. The definition includes the managing and controlling general partner(s) and any other Person who actually controls or selects the Person who controls 25% or more of the exploratory, developmental or producing activities of the Program, or any segment thereof, even if that Person has not entered into a contract at the time of formation of the Program. “Sponsor” does not include wholly independent third-parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of Units. Whenever the context of this agreement so requires, the term “Sponsor” shall be deemed to include its affiliates.

“Subscription Agreement” means an execution and subscription instrument in the form attached as Exhibit (I-B) to this Agreement, which is incorporated in this Agreement by reference.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tangible Costs” means those costs associated with property acquisition and drilling and completing natural gas and oil wells which are generally accepted as capital expenditures under the Code. This includes all of the following:

(i)	costs of equipment, parts and items of hardware used in drilling and completing a well;

(ii)	the costs (other than Intangible Drilling Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs; and

(iii)	those items necessary to deliver acceptable natural gas and oil production to purchasers to the extent installed downstream from the wellhead of any well and which are required to be capitalized under the Code and its regulations.

“Target Distribution” means an amount equal to $0.175 per Common Unit and GP Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of $0.175 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in such fiscal quarter), subject to adjustment in accordance with this Agreement.

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“Tax Matters Partner” means the General Partner.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department interpreting the Code.

“Undeveloped Reserves” means reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion, provided that:

(i)	Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)	Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

(iii)	Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units but shall not include (a) GP Units (or the General Partner Interest represented thereby) or (b) Incentive Distribution Rights.

“Unitholders” means the holders of Partnership Interests.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under § 5.01(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to § 5.01(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to § 5.01(d) as of such date) over (b) the fair market value of such property as of such date (as determined under § 5.01(d)).

“Working Capital Borrowings” means borrowings of the Partnership (it being understood that, in calculating the amount of Working Capital Borrowings in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such borrowings by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) made pursuant to a credit facility, commercial paper facility or other similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings from sources other than additional Working Capital Borrowings.

“Working Interest” means an interest in a Lease which is subject to some portion of the cost of development, operation, or maintenance of the Lease.

ARTICLE III UNITS, SUBSCRIPTIONS AND FURTHER CAPITAL CONTRIBUTIONS

3.01.	Designation of General Partner and Participants.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $1,000 in exchange for a General Partner Interest

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consisting of GP Units representing a General Partner Interest with a Percentage Interest of 2%, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and the Incentive Distribution Rights, and was admitted as the General Partner of the Partnership.

In order to create an identity of interest with the participants, Atlas Energy Group, LLC, the parent company of the General Partner, purchased $5,000,000 of the Partnership’s Common Units in the Initial Offering at the public offering price of $10.00 per Common Unit.

3.02.	Limited Partner at Formation.

Atlas Energy, LP, predecessor to Atlas Energy Group, LLC, as Organizational Limited Partner, has acquired ten Common Units and has made a Capital Contribution of $100.

3.03.	Classes of Common Units.

The Common Units issuable in the Second Offering shall be of two classes: (i) Class A Common Units and (ii) Class T Common Units. Other than with respect to commissions and fees, each of the Class A Common Units and Class T Common Units shall have the rights and obligations with respect to a Common Unit hereunder. In connection with the Initial Offering, the Partnership issued 23,300,410 Common Units that remain outstanding as of the date hereof. In connection with the Second Offering, the Partnership is also issuing to holders of existing Common Units and to purchasers of Common Units in the Second Offering warrants to purchase Common Units at the price and on the terms as further described in the Registration Statement.

3.03(a). Class T Common Units. With respect to Class T Common Units, the Partnership shall pay to the Dealer-Manager a distribution and unitholder servicing fee, which amount will be withheld from cash distributions otherwise payable to the purchasers of Class T Common Units at a rate of $0.025 per quarter per Class T Common Unit (the “Distribution and Unitholder Servicing Fee”). The Partnership will cease paying the Distribution and Unitholder Servicing Fee with respect to any particular Class T Common Unit and that Class T Common Unit will convert into a Class A Common Unit by multiplying each Class T Common Unit to be converted by the conversion rate described herein on the earlier of (i) a Listing Event; (ii) a Merger or Asset Sale and (iii) the end of the month in which the underwriting compensation paid in the primary offering plus the Distribution and Unitholder Servicing Fee paid with respect to that Class T Common Unit equals 10% of the gross offering price of that Class T Common Unit. The Partnership will also cease paying the Distribution and Unitholder Servicing Fee on any Class T Common Unit that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a Merger or other extraordinary transaction in which the Partnership is a party and in which the Class T common units as a class are exchanged for cash or other securities. The conversion rate will be equal to the quotient, the numerator of which is the estimated value per Class T Common Unit (including any reduction for the distribution and unitholder servicing fee as described herein) and the denominator of which is the estimated value per Class A Common Unit. Such Distribution and Unitholder Servicing Fee, together with all other underwriting compensation, may not exceed statutory limits of underwriting compensation and the Partnership can cancel such Distribution and Unitholder Servicing Fee upon the occurrence of a Merger, Asset Sale or Listing Event.

3.04.	Subscriptions to the Second Offering.

3.04(a). Subscriptions by Participants.

3.04(a)(1). Subscription Price and Minimum Subscription. The subscription price of a Common Unit in the Second Offering shall be the Initial Unit Price, except as set forth below, and shall be payable as set forth in § 3.07. The minimum subscription per Participant with respect to the Second Offering shall be 500 Common Units ($5,000). Subscriptions greater than $5,000 will be accepted in $1,000 increments. All subscribers’ funds shall be held in an interest bearing account or accounts by an independent escrow holder and shall not be released to the Partnership until the receipt and acceptance of the minimum amount of subscription proceeds set forth in §3.04(b). Thereafter, subscriptions may be paid directly to a Partnership account. Notwithstanding the foregoing, the subscription price for (i) the General Partner, its officers, directors, and Affiliates will be reduced by an amount not to exceed the 3% Dealer-Manager fee and the 7% Sales Commission, which shall not be paid with respect to those

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sales; (ii) Participants who buy Common Units through the officers and directors of the General Partner will be reduced by an amount not to exceed the 3% Dealer-Manager fee and the 7% Sales Commission, which shall not be paid with respect to those sales; (iii) registered investment advisors and their clients will be reduced by an amount not to exceed the 7% Sales Commission, which shall not be paid with respect to those sales; and (iv) selling agents and their registered representatives and principals will be reduced by an amount not to exceed the 7% Sales Commission, which shall not be paid with respect to those sales. In addition, the Partnership may provide volume discounts as described in the Registration Statements.

3.04(a)(2). Effect of Subscription. Execution of a Subscription Agreement shall serve as an agreement by the Participant to be bound by each and every term of this Agreement.

3.04(b). Minimum Number of Common Units. The minimum number of Common Units available in the Second Offering shall equal at least 100,000 Common Units, but in any event not less than the number of Common Units that provides the Partnership with cash subscription proceeds of $1,000,000, including common units purchased by the General Partner and its Affiliates. If subscriptions for the minimum number of Common Units have not been received and accepted on or before the date that is two years from the effective date of the prospectus for the Second Offering (as the same may be extended by the General Partner, in its discretion, for a maximum aggregate additional 180 days), then all monies deposited by subscribers shall be promptly returned to them. They shall receive interest earned on their subscription proceeds from the date the monies were deposited in escrow through the date of refund, without deduction for any fees. The Partnership may break escrow, in the General Partner’s sole discretion, on receipt and acceptance of the minimum subscription proceeds.

3.04(c). Acceptance of Subscriptions to the Second Offering.

3.04(c)(1). Discretion by the General Partner. Acceptance of subscriptions is discretionary with the General Partner. The General Partner may reject any subscription for any reason it deems appropriate.

3.04(c)(2). Time Period in Which to Accept Subscriptions. Subscriptions shall be accepted or rejected by the General Partner within 30 days of their receipt. If a subscription is rejected, then all of the subscriber’s funds shall be returned to the subscriber promptly, with interest earned and without deduction for any fees.

3.04(c)(3). Admission to the Partnership. The Participants shall be admitted to the Partnership as follows:

(i)	not later than 15 days after the release from the escrow account of Participants’ subscription proceeds to the Partnership; or

(ii)	if a Participant’s subscription proceeds are received by the Partnership after the close of the escrow account, then not later than the last day of the calendar month in which his Subscription Agreement was accepted by the General Partner.

3.05.	Increase in Initial Unit Price.

The General Partner shall be permitted, but not required, to increase the Initial Unit Price per Common Unit following any material change to the Partnership’s business, assets or operations that increases the value of the Partnership, as determined by an independent expert in the valuation of oil and gas assets.

3.06.	No Additional Capital Contributions of the General Partner or Dilution.

3.06(a). The Percentage Interest represented by all of the outstanding GP Units shall at all times be equal to 2%, regardless of any issuance of any Limited Partner Interests or Units by the Partnership, and the General Partner shall not be obligated to make any capital contribution to the Partnership in order for such GP Units to represent such Percentage Interest.

3.06(b). The parties intend that each GP Unit shall represent the same Percentage Interest as one Unit. Accordingly, upon issuance of any Limited Partner Interests or Units by the Partnership, the Partnership will automatically issue

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to the General Partner, without further consideration or any requirement of capital contribution by the General Partner, a number of GP Units so that the total number of outstanding GP Units after such issuance equals 2% of the sum of (i) the total number of outstanding Units after such issuance and (ii) the total number of outstanding GP Units after such issuance.

3.06(c). General Partner’s Right to Assign Its Partnership Interest. Prior to the tenth anniversary of the Initial Offering Initial Closing Date, the General Partner shall not transfer all or any part of its General Partner Interest (represented by GP Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person. On or after the tenth anniversary of the Initial Offering Initial Closing Date, the General Partner may transfer all or any part of its General Partner Interest (represented by GP Units) to any Person without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest (represented by GP Units) to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an opinion of counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this § 3.06(c), the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution. No transfer of the General Partner’s interest in the Partnership to its Affiliates under this § 3.06(c) shall require an accounting by the General Partner or the Partnership to the Participants.

3.07.	Payment of Subscriptions

A Participant shall pay the subscription amount designated on his Subscription Agreement 100% in cash at the time of subscribing.

3.08.	Partnership Funds.

3.08(a). Fiduciary Duty. The General Partner has a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner’s possession or control. The General Partner shall not employ, or permit another to employ, the funds and assets of the Partnership in any manner except for the exclusive benefit of the Partnership.

The fiduciary duty owed by the General Partner to Limited Partners will not be contractually limited, except for:

(i)	indemnification of the General Partner and affiliates as described in §4.05;

(ii)	devotion of the General Partner’s time to the Partnership as described in §4.06(a);

(iii)	the General Partner conducting business with the Partnership other than as General Partner as described in §4.06(a);

(iv)	the General Partner’s pursuit of business opportunities as described in §4.06(a); and

(v)	the General Partner’s management of multiple programs simultaneously as described in §4.06(b).

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3.08(b). Special Account After the Receipt of the Minimum Partnership Subscriptions. Following the receipt of the minimum amount of subscriptions and breaking escrow, the funds of the Partnership shall be held in a separate interest- bearing account maintained for the Partnership and shall not be commingled with funds of any other entity.

3.08(c). Advance Payments. Advance payments to the General Partner or its Affiliates are prohibited, except where necessary to secure tax benefits of prepaid drilling costs. These payments, if any, shall not include nonrefundable payments for completion costs prior to the time that a decision is made that the well or wells warrant a completion attempt.

3.08(d). Return of Capital. Any proceeds of any offering of Units of the Partnership not used, or committed for use, as evidenced by a written agreement, in the Partnership’s operations within one year of the termination date of such offering, except for necessary operating capital, must be distributed to the Unitholders Pro Rata as a return of capital, and the General Partner shall reimburse the Unitholders for selling, management fees and offering expenses allocable to the return of capital.

ARTICLE IV CONDUCT OF OPERATIONS

4.01.	Acquisition of Leases.

4.01(a)(1). In General. The General Partner shall select, acquire and assign or cause to have assigned to the Partnership full or partial interests in Leases by any method customary in the natural gas and oil industry, subject to the terms and conditions set forth below. The Partnership may acquire and develop interests in Leases covering one or more of the same Prospects, in the General Partner’s discretion.

4.01(a)(2). Federal and State Leases. The Partnership is authorized to acquire Leases on federal and state lands.

4.01(a)(3). General Partner’s Discretion as to Terms and Burdens of Acquisition. Subject to the provisions of § 4.03(d), the acquisitions of Leases or other property may be made under any terms and obligations, including any limitations as to the Horizons to be assigned to the Partnership and subject to any burdens as the General Partner deems necessary in its sole discretion. Subject to § 4.03(d), wellbore assignments from the General Partner or its Affiliates to the Partnership in the case of Prospects on which horizontal wells will be drilled are expressly authorized in the General Partner’s discretion.

4.01(a)(4). Cost of Leases. Subject to § 4.02(b)(3), all Leases sold to the Partnership by the General Partner or its Affiliates, including those from the General Partner’s or an Affiliate’s existing inventory, if any, shall be sold on terms that are fair and reasonable to the Unitholders at the Cost of the Lease, unless the General Partner has cause to believe that Cost is materially more than the fair market value of the Lease, in which case the Lease must be sold to the Partnership at a price not in excess of the fair market value. However, if the transfer is from an affiliated Partnership that has held the Lease for more than two years, then the transfer may be made at fair market value if the General Partner’s interest is substantially similar to, or less than, its interest in the Partnership. Also, the General Partner may average the cost of the Leases by area or type of drilling to arrive at an average Cost of the Leases per Prospect for each area which the General Partner believes is less than fair market value. A determination of fair market value must be supported by an appraisal from an Independent Expert.

4.01(a)(5). The General Partner’s or Affiliates’ Rights in the Remainder Interests. Subject to the provisions of § 4.03(d), to the extent the Partnership does not acquire a full interest in a Lease from the General Partner or its Affiliates, the remainder of the interest in the Lease may be held by the General Partner or its Affiliates. They may either:

(i)	retain and exploit the remaining interest for their own account; or

(ii)	sell or otherwise dispose of all or a part of the remaining interest.

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Profits from the exploitation and/or disposition of their retained interests in the Leases shall be for the benefit of the General Partner or its Affiliates to the exclusion of the Partnership and the Participants.

4.01(a)(6). No Breach of Duty. Subject to the provisions of § 4.03(d), the acquisition of Leases from the General Partner or its Affiliates shall not be considered a breach of any obligation owed by them to the Partnership or the Participants.

4.01(b). No Overriding Royalty Interests. Neither the General Partner nor any Affiliate shall retain any Overriding Royalty Interest on the Leases acquired by the Partnership.

4.01(c). Title and Nominee Arrangements.

4.01(c)(1). Legal Title. Legal title to all Leases acquired by the Partnership shall be held on a permanent basis in the name of the Partnership or a Group Member. However, Partnership properties may be held temporarily in the name of:

(i)	the General Partner;

(ii)	its Affiliates; or

(iii)	any other nominee designated by the General Partner;

to facilitate the acquisition of the properties.

4.01(c)(2). General Partner’s Discretion. The General Partner shall take the steps which are necessary in its best judgment to render title to the Leases to be acquired by the Partnership acceptable for the purposes of the Partnership. The General Partner shall be free, however, to use its own best judgment in waiving title requirements. The General Partner shall not be liable to the Partnership the Participants or any other parties for any mistakes of judgment; nor shall the General Partner be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to the Leases assigned to the Partnership or the extent of the interest covered thereby.

4.01(c)(3). Commencement of Operations. The Partnership shall not begin operations on its Leases unless the General Partner is satisfied that necessary title requirements have been satisfied.

4.02.	Conduct of Operations.

4.02(a). Management. Subject to any restrictions contained in this Agreement, the General Partner shall exercise full control over all operations of the Partnership.

4.02(b). General Powers of the General Partner.

4.02(b)(1)(a). In General. Subject to the provisions of § 4.03, the General Partner shall have full authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership. Without limiting the generality of the foregoing, the General Partner is expressly authorized to engage in:

(i)	the making of all determinations of which Leases, wells and operations will be participated in by the Partnership, which includes:

(a)	which Leases are developed;

(b)	which Leases are abandoned; or

(c)	which Leases are sold or assigned to other parties, including other investor ventures organized by the General Partner or any of its Affiliates;

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(ii)	the negotiation and execution on any terms deemed desirable in its sole discretion of any contracts, conveyances, or other instruments, considered useful to the conduct of the operations or the implementation of the powers granted it under this Agreement;

(iii)	the exercise, on behalf of the Partnership or the parties, as the General Partner in its sole judgment deems best, of all rights, elections and options granted or imposed by any agreement, statute, rule, regulation, or order;

(iv)	the making of all decisions concerning the desirability of payment, and the payment or supervision of the payment, of all delay rentals and shut-in and minimum or advance royalty payments;

(v)	the selection of full or part-time employees and outside consultants and contractors and the determination of their compensation and other terms of employment or hiring, and the allocation of expenses to the Partnership pursuant to § 4.03(d)(6)(a);

(vi)	the maintenance of insurance for the benefit of the Partnership, the Partners and the Indemnitees;

(vii)	the use of the funds and revenues of the Partnership, and the borrowing on behalf of, and the loan of money to, the Partnership, on any terms it sees fit, for any purpose, including without limitation:

(a)	the conduct or financing, in whole or in part, of, or reinvestment in, the drilling and other activities of the Partnership;

(b)	the conduct of additional operations; and

(c)	the repayment of any borrowings or loans used initially to finance these operations or activities;

(viii)	the disposition, hypothecation, sale, exchange, release, surrender, reassignment or abandonment of any or all assets of the Partnership, including without limitation, the Leases, wells, equipment and production therefrom, provided that an Asset Sale shall only be made as provided in § 4.03(c)(2);

(ix)	the formation of any further limited or general partnership, tax partnership, joint venture, or other relationship which it deems desirable with any parties who it, in its sole discretion, selects, including any of its Affiliates;

(x)	the control of any matters affecting the rights and obligations of the Partnership, including:

(a)	the employment of attorneys to advise and otherwise represent the Partnership;

(b)	the conduct of litigation and incurring other legal expenses; and

(c)	the settlement of claims and litigation;

(xi)	the operation of producing wells drilled on the Leases or on a Prospect which includes any part of the Leases;

(xii)	the exercise of the rights granted to it under the power of attorney created under this Agreement;

(xiii)	the determination of whether, when and how the Listing Event shall occur; and

(xiv)	the incurring of all costs and the making of all expenditures in any way related to any of the foregoing.

4.02(b)(1)(b). Except as expressly set forth in this Agreement or the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Group Member or any Limited Partner, and the Partners agree that the provisions of this Agreement, to the extent that they

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restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, replace such other duties and liabilities of the General Partner or such other Indemnitee. The Limited Partners and any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement shall be deemed to have expressly approved this § 4.02(b)(1)(b).

4.02(b)(2). Delegation of Authority.

4.02(b)(2)(a). The General Partner may subcontract and delegate all or any part of its duties under this Agreement to any entity chosen by it, including an entity Affiliated with it, which party shall have the same powers in the conduct of the duties as would the General Partner. The delegation, however, shall not relieve the General Partner of its responsibilities under this Agreement.

4.02(b)(2)(b). The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

4.02(b)(2)(c). The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

4.02(b)(2)(d). The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

4.02(b)(3). Conflicts of Interest.

4.02(b)(3)(a). Whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates (other than the Partnership, any Group Member or any Partner), on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall conclusively be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any agreement contemplated herein, or of any duty stated hereunder or implied by law or equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), or (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; provided, however, that clause (iii) hereof shall not be applicable to any proposed conflict of interest which is material to the business and operations of the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith in the best interest of the Partnership, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies the standard set forth in clause (iii) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith in the best interest of the Partnership, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Prospectus filed in connection with the Second Offering and any actions of the General Partner taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

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4.02(b)(3)(b). Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee causing the General Partner, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, to do so, shall make such determination or take or decline to take such other action in good faith in the best interest of the Partnership and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity (including fiduciary standards). A determination, other action or failure to act by the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), or such Affiliate causing the General Partner to do so, will be deemed to be in good faith in the best interest of the Partnership unless the applicable party believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith in the best interest of the Partnership.

4.02(b)(3)(c). Whenever the General Partner or any of its Affiliates or any other Indemnitee makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in the General Partner’s individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, such Affiliates and such Indemnitee are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the General Partner, such Affiliates and such Indemnitee shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner, any of its Affiliates or any Indemnitee votes or transfers its Partnership Interests or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

4.02(b)(3)(d). Notwithstanding anything to the contrary in this Agreement, none of the General Partner, any Affiliate of the General Partner or any Indemnitee shall have any duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of or equity interest in the Partnership or (ii) permit any Group Member to use any facilities or assets of the General Partner, its Affiliates or any Indemnitee, except as may be provided in any definitive agreement entered into from time to time specifically dealing with such use. Any determination by the General Partner, any of its Affiliates or Indemnitee to enter into such contracts shall be in its sole discretion.

4.02(b)(3)(e). The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this § 4.02(b)(3)(e). Nothing in this § 4.02(b)(3)(e) shall be deemed to expand any duties or liabilities of the General Partner, its Affiliates or any other Indemnitee to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement for breach of this Agreement, to the extent that those duties or liabilities shall have been limited pursuant to §§ 4.02(b)(1)(b), this 4.02(b)(3) or 4.06.

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4.02(c). Power of Attorney.

4.02(c)(1). In General. Each Participant appoints the General Partner his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, from time to time:

(i)	to create, prepare, complete, execute, file, swear to, deliver, endorse, and record any and all documents, certificates, government reports, or other instruments as may be required by law, or are necessary to amend this Agreement as authorized under the terms of this Agreement, or to qualify the Partnership as a limited partnership or partnership in commendam and to conduct business under the laws of any jurisdiction in which the General Partner elects to qualify the Partnership or conduct business; and

(ii)	to create, prepare, complete, execute, file, swear to, deliver, endorse and record any and all instruments, assignments, security agreements, financing statements, certificates, and other documents as may be necessary from time to time to implement the borrowing powers granted under this Agreement and any agreements entered into by the Partnership to hedge its natural gas and oil reserves and pledge up to 100% of its assets and natural gas and oil reserves in connection therewith.

4.02(c)(2). Further Action. Each Participant authorizes the attorney-in-fact to take any further action which the attorney-in-fact considers necessary or advisable in connection with any of the foregoing powers and rights granted the General Partner under this section. Each party acknowledges that the power of attorney granted hereunder:

(i)	is a special power of attorney coupled with an interest and is irrevocable; and

(ii)	shall survive the assignment by the Participant of the whole or a portion of his Common Units; except when the assignment is of all of the Participant’s Common Units and the purchaser, transferee, or assignee of the Common Units is admitted as a successor Participant, the power of attorney of the assigning Participant shall survive the delivery of the assignment for the sole purpose of enabling the attorney-in-fact to execute, acknowledge, and file any agreement, certificate, instrument or document necessary to effect the substitution.

4.02(d). Borrowings and Use of Partnership Revenues.

4.02(d)(1). In General. If additional funds over the Participants’ Capital Contributions are needed for Partnership operations, then the General Partner may:

(i)	use Partnership revenues for such purposes;

(ii)	together with its Affiliates, advance the necessary funds to the Partnership, although they are not obligated to advance any funds to the Partnership; or

(iii)	borrow funds, subject to § 4.02(d)(2).

4.02(d)(2). Limitations on Loans to the Partnership. Partnership borrowings, other than credit transactions on open account customary in the industry to obtain goods and services, shall be subject to the following limitations:

(i)	the borrowings must be without recourse to the Limited Partners;

(ii)	the amount that may be borrowed at any one time may not exceed an amount equal to 100% of the Capital Contributions; and

(iii)	neither the General Partner nor any Affiliate shall loan money to the Partnership if the interest to be charged exceeds either:

(a)	the General Partner’s or the Affiliate’s interest cost; or

(b)	that which would be charged to the Partnership, without reference to the General Partner’s or the Affiliate’s financial abilities or guarantees, by unrelated lenders, on comparable loans for the same purpose.

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Neither the General Partner nor any Affiliate shall receive points or other financing charges or fees, regardless of the amount, although the actual amount of any such charges incurred by them from third-party lenders may be reimbursed to the General Partner or the Affiliate. Notwithstanding the foregoing, the above limitations shall not limit or otherwise affect the Partnership’s ability to enter into agreements and financial instruments relating to hedging the Partnership’s natural gas and oil and the pledge of up to 100% of the Partnership’s assets and reserves in connection therewith.

4.02(e). Tax Matters Partner.

4.02(e)(1). Designation of Tax Matters Partner. The General Partner is hereby designated the Tax Matters Partner and the Partnership Representative of the Partnership under Section 6231(a)(7) of the Code. The General Partner is authorized to act in this capacity on behalf of the Partnership and the Participants and to take any action, including settlement or litigation, which it in its sole discretion deems to be in the best interest of the Partnership.

4.02(e)(2). Costs Incurred by Tax Matters Partner. Costs incurred by the Tax Matters Partner shall be considered a Direct Cost of the Partnership.

4.02(e)(3). Notice to Participants of IRS Proceedings. The Tax Matters Partner and the Partnership Representative shall notify all of the Participants of any material administrative or other legal proceedings involving the Partnership and the IRS or any other taxing authority, and thereafter shall furnish all of the Participants reports at least annually on the status of the proceedings.

4.02(e)(4). Participant Restrictions. Each Participant agrees as follows:

(i)	he will not file the statement described in Section 6224(c)(3)(B) of the Code prohibiting the General Partner as the Tax Matters Partner for the Partnership from entering into a settlement on his behalf with respect to Partnership items, as that term is defined in Section 6231(a)(3) of Code, of the Partnership;

(ii)	he will not form or become and exercise any rights as a member of a group of Partners having a 5% or greater interest in the profits of the Partnership under Section 6223(b)(2) of the Code; and

(iii)	the General Partner is authorized to file a copy of this Agreement, or pertinent portions of this Agreement, with the IRS under Section 6224(b) of the Code if necessary to perfect the waiver of rights under this subsection.

4.02(f). Bipartisan Budget Act of 2015. For taxable years beginning after December 31, 2017 (or any earlier year, if the General Partner so elects) (i) the General Partner will be designated, and will be specifically authorized to act as, the Partnership Representative, and (ii) the Partnership Representative will apply the provisions of subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto) with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service with respect to the Partnership or the Partners for such taxable years, in the manner determined by the Partnership Representative. For the avoidance of doubt, the Partnership Representative may (A) elect to apply the rules in subchapter C of Chapter 63 of the Code, as amended by the 2015 Act, for taxable years prior to January 1, 2018, or (B) elect to apply Section 6221(b) (if applicable) or Section 6226 of the Code or elect to file an administrative adjustment pursuant to Section 6227 of the Code, in each case as amended by the 2015 Act and in the manner determined by the Partnership Representative. Each Partner does hereby agree to indemnify and hold harmless the Partnership from and against any liability with respect to its share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner (as reasonably determined by the General Partner) with respect to an audited or reviewed taxable year for which such Partner was a Partner in the Partnership (for the avoidance of doubt, including any applicable interest and penalties). The obligations set forth in this Section 4.02(f) will survive such Partner’s ceasing to be a Partner in the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership.

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4.02(g) Cooperation. Each Partner will provide such cooperation and assistance, including executing and filing forms or other statements and providing information about the Partner, as is reasonably requested by the Tax Matters Partner or Partnership Representative, as applicable, to enable the Partnership to satisfy any applicable tax reporting or compliance requirements, to make any tax election or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the date such Partner was admitted to the Partnership. If a Partner fails to provide any such forms, statements, or other information requested by the Tax Matters Partner or Partnership Representative, as applicable, such Partner will be required to indemnify the Partnership for the share of any tax deficiency paid or payable by the Partnership that is due to such failure (as reasonably determined by the General Partner). The obligations set forth in this Section 4.02(g) will survive such Partner’s ceasing to be a Partner in the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership.

4.03.	General Rights and Obligations of the Participants and Restricted and Prohibited Transactions.

4.03(a)(1). Limited Liability of Limited Partners. Limited Partners shall not be bound by the obligations of the Partnership other than as provided under the Delaware Act. Limited Partners shall not be personally liable for any debts of the Partnership or any of the obligations or losses of the Partnership beyond their Capital Contributions unless, in the case of the General Partner, it purchases Common Units.

4.03(a)(2). No Management Authority of Participants. Participants, other than the General Partner if it buys Common Units, shall have no power over the conduct of the affairs of the Partnership. No Participant, other than the General Partner if it buys Common Units, shall take part in the management of the business of the Partnership, or have the power to sign for or to bind the Partnership.

4.03(b). Reports and Disclosures.

4.03(b)(1). Annual Reports and Financial Statements. Beginning with the 2016 calendar year, the Partnership shall provide each Participant an annual report within 120 days after the close of the calendar year containing audited financial statements of the Partnership and, beginning with the 2016 calendar year, a report within 75 days after the end of the first six months of its calendar year containing unaudited financial statements of the Partnership. Audited financial statements of the Partnership, including a balance sheet and statements of income, cash flow, and Partners’ equity shall be prepared on an accrual basis in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent public accountant selected by the General Partner stating that its audit was made in accordance with generally accepted auditing standards and that in its opinion the financial statements present fairly the financial position, results of operations, Partners’ equity, and cash flows in accordance with generally accepted accounting principles. Accompanying the annual report, the Partnership shall provide to each Participant the following:

(i)	A description of each Prospect in which the Partnership owns an interest, including:

(a)	the cost, location, and number of acres under Lease; and

(b)	the Working Interest owned in the Prospect by the Partnership.

Succeeding reports, however, must only contain material changes, if any, regarding the Prospects.

(ii)	A list of the wells drilled or abandoned by the Partnership during the period of the report, indicating:

(a)	whether each of the wells has or has not been completed;

(b)	a statement of the cost of each well completed or abandoned; and

(c)	justification for wells abandoned after production has begun.

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(iii)	A description of all Farmouts, farmins, and joint ventures, made during the period of the report, including:

(a)	the General Partner’s justification for the arrangement; and

(b)	a description of the material terms.

(iv)	A summary of the computation of the Partnership’s total natural gas and oil proved reserves.

(v)	A summary of the computation of the present worth of the reserves.

(vi)	A statement of each unitholder’s interest in the reserves.

(vii)	An estimate of the time required for the extraction of the reserves and a statement that, because of the time required to extract such reserves, the present value of revenues to be obtained in the future is less than if immediately receivable.

(viii)	A summary of the total fees and compensation paid by the Partnership to the General Partner and its Affiliates and a detailed statement of any transactions with the General Partner or its Affiliates. The independent certified public accountant will provide written attestation annually, which will be included in the annual report, that the method used to allocate administrative costs was consistent with the method described in the prospectus for the Second Offering and that the total amount of administrative costs allocated did not materially exceed the amounts described in the prospectus for the Second Offering. If the General Partner subsequently decides to allocate expenses in a manner different from that described in the prospectus for the Second Offering, then the change must be reported to the Participants with an explanation of the reason for the change and the basis used for determining the reasonableness of the new allocation method.

The reserve computations shall be based on engineering reports prepared by qualified independent petroleum consultants. If any event reduces the Partnership’s proved reserves by 10% or more, excluding a reduction of reserves as a result of normal production, sales of reserves, or natural gas or oil price changes, then a computation and estimate of the amount of the reduction in reserves will be sent to each Participant within 90 days after the General Partner determines that such a reduction in reserves has occurred.

4.03(b)(2). Tax Information. The Partnership shall, by March 15 of each year, prepare, or supervise the preparation of, and transmit to each Participant the information needed for the Participant to file the following:

(i)	his federal income tax return;

(ii)	any required state income tax return; and

(iii)	any other reporting or filing requirements imposed by any governmental agency or authority.

4.03(b)(3). Reserve Report. Accompanying the annual report, the Partnership shall provide to each Participant the following:

(i)	a summary of the computation of the Partnership’s total natural gas and oil Proved Reserves;

(ii)	a summary of the computation of the present worth of the reserves determined using:

(a)	a discount rate of 10%;

(b)	a constant price for the oil; and

(c)	basing the price of natural gas on the existing natural gas contracts, if any, or prices;

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(iii)	a statement of each Participant’s interest in the reserves; and

(iv)	an estimate of the time required for the extraction of the reserves with a statement that because of the time period required to extract the reserves the present value of revenues to be obtained in the future is less than if immediately receivable.

The reserve computations shall be based on engineering reports prepared by qualified independent petroleum consultants. If any event reduces the Partnership’s Proved Reserves by 10% or more, excluding a reduction of reserves as a result of normal production, sales of reserves, or natural gas or oil price changes, then a computation and estimate of the amount of the reduction in reserves must be sent to each Participant within 90 days after the General Partner determines that such a reduction in reserves has occurred.

4.03(b)(4). Participant Access to Records. The Participants and/or their representatives shall be permitted access to all Partnership records, provided that access to the list of Participants shall be subject to § 4.03(b)(6). Subject to the foregoing, a Participant may inspect and copy any of the Partnership’s records after giving adequate notice to the General Partner at any reasonable time. Notwithstanding the foregoing, the General Partner may keep logs, well reports, and other drilling and operating data confidential for reasonable periods of time. The General Partner may release information concerning the operations of the Partnership to Persons that are customary in the industry or required by rule, regulation, or order of any regulatory body.

4.03(b)(5). Required Length of Time to Hold Records. Unless otherwise required by any other provision of this Agreement, the General Partner must maintain and preserve during the term of the Partnership and for four years thereafter all accounts, books and other relevant documents which include any appraisal, along with associated supporting information, of the fair market value of the Leases sold to the Partnership by the General Partner or its Affiliates required by § 4.01(a)(4) or of any producing property for which an appraisal is required by any other provision of this Agreement. Notwithstanding the foregoing, the General Partner must maintain and preserve during the term of the Partnership and for six years thereafter all documents forming a record that a Participant meets the suitability standards established in connection with an investment in the Partnership.

4.03(b)(6). Participant Lists. The following provisions apply regarding access to the list of Participants:

(i)	an alphabetical list of the names, addresses, and business telephone numbers of the Participants along with the number of Common Units held by each of them (the “Participant List”) must be maintained as a part of the Partnership’s books and records and be available for inspection by any Participant or his designated agent at the home office of the Partnership on the Participant’s request;

(ii)	the Participant List must be updated at least quarterly to reflect changes in the information contained in the Participant List;

(iii)	except as provided below, a copy of the Participant List must be mailed to any Participant requesting the Participant List within 10 days of the written request, printed in alphabetical order on white paper, and in a readily readable type size in no event smaller than 10-point type; a reasonable charge for copy work will be charged by the Partnership;

(iv)	the purposes for which a Participant may request a copy of the Participant List include, without limitation, matters relating to Participant’s voting rights under this Agreement and the exercise of Participant’s rights under the federal proxy laws; and

(v)

the General Partner may refuse to exhibit, produce, or mail a copy of the Participant List as requested if the General Partner believes that the actual purpose and reason for the request for inspection or for a copy of the Participant List is to secure the list of Participants or other information for the purpose of selling the list or information or copies of the list, or of using the same for a commercial purpose other than relating to the interest of the applicant, as a Participant, in the affairs of the Partnership. The General

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Partner will require the Participant requesting the Participant List to represent in writing that the list was not requested for a commercial purpose unrelated to the Participant’s interest in the Partnership. If the General Partner neglects or refuses to exhibit, produce or mail a copy of the Participant List as requested, the General Partner shall be liable to any Participant requesting the list for the costs, including attorney’s fees, incurred by that Participant for compelling the production of the Participant List, and for actual damages suffered by any Participant by reason of the refusal or neglect. It shall be a defense that the actual purpose and reason for the request for inspection or for a copy of the Participant List is to secure the list of participants or other information for the purpose of selling the list or information or copies of the list, or of using the same for a commercial purpose other than in the interest of the applicant as a Participant relative to the affairs of the Partnership.

4.03(b)(7). State Filings. Concurrently with their transmittal to Participants, and as required, the General Partner shall file a copy of each report provided for in this § 4.03(b) with the securities commissions of states which request the report.

4.03(c). Meetings of Participants.

4.03(c)(1). Procedure for a Participant Meeting.

4.03(c)(1)(a). Meetings May Be Called by General Partner or Participants. Meetings of all of the Participants may be called as follows:

(i)	by the General Partner; or

(ii)	by Participants whose Common Units equal 10% or more of the outstanding Common Units for any matters on which Participants may vote.

The call for a meeting by the Participants as described above shall be deemed to have been made on receipt by the General Partner of a written request from holders of the requisite percentage of Common Units stating the purpose(s) of the meeting.

4.03(c)(1)(b). Notice Requirement. The General Partner shall deposit in the United States mail, within 15 days after the receipt of the request, written notice to all Participants of the meeting and the purpose of the meeting. The meeting shall be held on a date not less than 30 days nor more than 60 days after the date of the mailing of the notice, at a reasonable time and place. Notwithstanding the foregoing, the date for notice of the meeting may be extended for a period of up to 60 days if, in the opinion of the General Partner, the additional time is necessary to permit preparation of proxy or information statements or other documents required to be delivered in connection with the meeting by the SEC or other regulatory authorities.

4.03(c)(1)(c). May Vote by Proxy. Participants shall have the right to vote at any meeting either:

(i)	in person; or

(ii)	by proxy.

4.03(c)(2). Special Voting Rights. At the request of Participants whose Common Units equal 10% or more of the outstanding Common Units, the General Partner shall call for a vote by Participants. Each Common Unit is entitled to one vote on all matters. Participants whose Common Units equal a majority of the outstanding Common Units may, without the concurrence of the General Partner or its Affiliates, vote to:

(i)	dissolve the Partnership;

(ii)	remove the General Partner and elect a new General Partner;

(iii)	elect a new General Partner if the General Partner elects to withdraw from the Partnership;

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(iv)	approve or disapprove an Asset Sale or Merger;

(v)	cancel any contract for services with the General Partner or its Affiliates that is not described in this Agreement without penalty on 60 days’ notice; and

(vi)	except as provided in § 8.05(b) and (c), amend this Agreement; provided however:

(a)	any amendment may not increase the duties or liabilities of any Participant or the General Partner or increase or decrease the profit or loss sharing or required Capital Contribution of any Participant or the General Partner without the approval of the Participant or the General Partner, respectively; and

(b)	any amendment may not affect the classification of Partnership income and loss for federal income tax purposes without the unanimous approval of all Participants.

4.03(c)(3). Restrictions on General Partner’s Voting Rights. With respect to Common Units owned by the General Partner or its Affiliates, the General Partner and its Affiliates may vote or consent on all matters other than the matters set forth in § 4.03(c)(2)(ii) and (v) above and matters regarding any transaction between the General Partner and the Partnership. In determining the requisite percentage in interest of Common Units necessary to approve any Partnership matter on which the General Partner and its Affiliates may not vote or consent, any Common Units owned by the General Partner and its Affiliates shall not be included or deemed to be outstanding.

4.03(c)(4). Restrictions on Limited Partner Voting Rights. The exercise by the Limited Partners of the rights granted Participants under § 4.03(c), except for the special voting rights granted Participants under § 4.03(c)(2), shall be subject to the prior legal determination that the grant or exercise of the powers will not adversely affect the limited liability of Limited Partners. Notwithstanding the foregoing, if in the opinion of counsel to the Partnership the legal determination is not necessary under Delaware law to maintain the limited liability of the Limited Partners, then it shall not be required. A legal determination under this paragraph may be made either pursuant to:

(i)	an opinion of counsel, the counsel being independent of the Partnership and selected on the vote of Limited Partners whose Common Units equal a majority of the total Common Units held by Limited Partners; or

(ii)	a declaratory judgment issued by a court of competent jurisdiction.

4.03(d). Transactions with the General Partner.

4.03(d)(1). General Partner May Waive Lease Encroachments by Affiliated Programs and May Waive Lease Encroachments by the Partnership, If Any. It is possible that a horizontal well drilled by the Partnership may encroach on Lease interests covering a well that was previously drilled by another entity sponsored by or Affiliated with the General Partner or its Affiliates. In that event, the encroachment will be waived and allowed by the other entity without restriction or charge to the Partnership unless the General Partner determines, in its discretion, that the encroachment by the Partnership’s well results in drainage from the other entity’s well. In that event, the Partnership shall compensate the other entity for the drainage, either by a cash payment or the assignment of an overriding royalty interest or a portion of the working interest in the Partnership Well that encroaches on the other entity’s well, as determined by the General Partner in its discretion, consistent with its or its Affiliates’ duties to the Partnership and the other entities. On the other hand, these provisions shall also apply to the Partnership if there is encroachment on a previously drilled Partnership Well as a result of horizontal drilling conducted by an entity sponsored by or Affiliated with the General Partner or its Affiliates, including drilling partnerships sponsored by the General Partner in the future.

4.03(d)(2). Transfer of Less than the General Partner’s and its Affiliates’ Entire Interest. Subject to § 4.02(b)(3), a sale, transfer or a conveyance to the Partnership of less than all of the ownership of the General Partner or an Affiliate (excluding another Program in which the interest of the General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) in any Prospect shall not be made unless:

(i)	the interest retained by the General Partner or the Affiliate is a proportionate Working Interest;

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(ii)	the respective obligations of the General Partner or its Affiliates and the Partnership are substantially the same after the sale of the interest by the General Partner or its Affiliates; and

(iii)	the General Partner’s interest in revenues does not exceed the amount proportionate to its retained Working Interest.

This section does not prevent the General Partner or its Affiliates from subsequently dealing with their retained interest as they may choose with unaffiliated parties or Affiliated entities.

4.03(d)(3). Limitations on Sale of Undeveloped and Developed Leases to the General Partner. Subject to § 4.02(b)(3), other than as set forth in § 4.03(d)(5), the General Partner and its Affiliates shall not purchase any undeveloped Leases from the Partnership other than at the higher of Cost or fair market value. However, when a well is plugged and abandoned the Partnership’s Lease rights may be assigned by the Partnership to the General Partner in return for a cash payment, Farmout, Overriding Royalty Interest or other interest in the Prospect as determined by the General Partner, in its sole discretion, consistent with its duties to the Partnership. Farmouts to the General Partner and its Affiliates may be made as set forth in § 4.03(d)(8). Subject to the foregoing, the General Partner and its Affiliates, other than an Income Program sponsored by an Affiliate of the General Partner, shall not purchase any producing natural gas or oil property from the Partnership unless the sale is in connection with the liquidation of the Partnership and the sale is at fair market value as supported by an appraisal of an Independent Expert.

4.03(d)(4). Transfer of Equal Proportionate Interest. Subject to § 4.02(b)(3), when the General Partner (excluding another Program in which the interest of the General Partner is substantially similar to or less than its interest in the Partnership) sells, transfers or conveys any natural gas, oil or other mineral interests or property to the Partnership, it must, at the same time, sell, transfer or convey to the Partnership an equal proportionate interest in all its other property in the same Prospect. Notwithstanding, a horizontal well may be drilled on the same Prospect on which a vertical well is drilled. If the area constituting a Partnership Prospect is subsequently enlarged to encompass any area in which the General Partner (excluding another Program in which the interest of the General Partner is substantially similar to or less than its interest in the Partnership) owns a separate property interest and the activities of the Partnership were material in establishing the existence of Proved Undeveloped Reserves that are attributable to the separate property interest, then the separate property interest or a portion thereof must be sold, transferred, or conveyed to the Partnership as set forth in this section and §§4.01(a)(4) and 4.03(d)(2). Notwithstanding the foregoing, Prospects drilled to the Mississippi Lime formation, the Marble Falls reservoirs, the Eagle Ford shale or any other formation or reservoir shall not be enlarged or contracted except in the General Partner’s discretion if the Prospect was limited because the well was being drilled to prove Reserves and to protect against drainage.

4.03(d)(5). Transfer of Leases Between Affiliated Limited Partnerships. Subject to § 4.02(b)(3), the transfer of an undeveloped Lease from the Partnership to another entity sponsored or managed by, or Affiliated with, the General Partner or its Affiliates must be made at fair market value as supported by an appraisal from an independent expert if the undeveloped Lease has been held by the Partnership for more than two years. Any such appraisal of the property must be maintained in the Partnership’s records for at least six years. Otherwise, if the General Partner deems it to be in the best interest of the Partnership, the transfer may be made at Cost. An Income Program sponsored by an Affiliate of the General Partner may purchase a producing natural gas and oil property from the Partnership at any time at:

(i)	fair market value as supported by an appraisal from an Independent Expert if the property has been held by the Partnership for more than six months or the Partnership has made significant expenditures in connection with the property. Any such appraisal of the property must be maintained in the Partnership’s records for at least six years; or

(ii)	Cost, as adjusted for intervening operations, if the General Partner deems it to be in the best interest of the Partnership.

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However, these prohibitions shall not apply to joint ventures or Farmouts among Affiliated entities, provided that:

(i)	the respective obligations and revenue sharing of all parties to the transaction are substantially the same; and

(ii)	the compensation arrangement or any other interest or right of either the General Partner or its Affiliates is the same in each Affiliated entity, or, if different, the aggregate compensation of the General Partner or the Affiliate is reduced to reflect the lower compensation arrangement.

4.03(d)(6). Services. Except as provided in this § 4.03(d)(6) and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a General Partner or managing member of any Group Member.

4.03(d)(6)(a). Reimbursement of the General Partner.

4.03(d)(6)(a)(1). The General Partner shall be reimbursed from the Partnership on a monthly basis, or such other basis as the General Partner may determine, for all Administrative Costs, so long as they are supportable as to the necessity thereof and the reasonableness of the amount charged and supported by appropriate invoices or other documentation and, in addition (and notwithstanding clause (ii) of the definition of such term), (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation, employee benefits and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), (ii) compensation to, and expenses of, the directors of the General Partner incurred in connection with the performance of services for the Partnership, and (iii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with managing and operating the Partnership’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this subsection may be paid out of capital contributions and out of Partnership revenues and shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to § 4.05.

The General Partner shall bear a percentage of direct costs and administrative costs equal to its percentage of revenue participation.

4.03(d)(6)(a)(2). The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliate is obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Interests purchased by the General Partner or such Affiliate from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with § 4.03(d)(6)(a)(1). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this subsection shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to § 4.04(a)(3) or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by GP Units).

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4.03(d)(6)(a)(3). Competitive Rates. The General Partner and any Affiliate shall not render to the Partnership any oil field, equipage, drilling or other services nor sell or lease to the Partnership any equipment or related supplies unless:

(i)	except as provided below, the Person is engaged, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering the services or selling or leasing the equipment and supplies to a substantial extent to other Persons in the natural gas and oil industry in addition to the entities in which the General Partner or any of its Affiliates has an interest; and

(ii)	the compensation, price, or rental therefor is competitive with the compensation, price, or rental of other Persons in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership.

If the Person is not engaged in such a business, then the compensation, price or rental shall be the Cost of the services, equipment or supplies to the person or the competitive rate which could be obtained in the area, whichever is less.

The General Partner or its Affiliates, as operator or drilling contractor, may not receive a rate that is not competitive with the rates charged by unaffiliated operators or contractors in the same geographic region, enter into a turnkey drilling contract with the Partnership, profit by drilling in contravention of its fiduciary obligations to the Partnership, or benefit by interpositioning itself between the Partnership and the actual provider of operation or drilling contractor services.

4.03(d)(6)(b). If Not Disclosed in this Agreement, Then Services by the General Partner Must be Described in a Separate Contract and Cancelable. Any services for which the General Partner or an Affiliate is to receive compensation, other than those described in this Agreement, shall be set forth in a written contract which precisely describes the services to be rendered and all compensation to be paid. These contracts shall be cancelable without penalty on 60 days written notice by Participants whose Common Units equal a majority of the outstanding Common Units.

4.03(d)(7). No Loans from the Partnership. No loans or advances shall be made by the Partnership to the General Partner or its Affiliates.

4.03(d)(8). Farmouts. The General Partner shall not enter into a Farmout to avoid its paying its share of costs, if any, related to drilling a well on an undeveloped Lease. The Partnership shall not Farmout an undeveloped Lease or well activity to the General Partner or its Affiliates, except that this restriction shall not apply to Farmouts between the Partnership and another entity managed by the General Partner or its Affiliates, either separately or jointly, provided that the respective obligations and revenue sharing of all parties to the transactions are substantially the same and the compensation arrangement or any other interest or right of the General Partner or its Affiliates is the same in each entity, or, if different, the aggregate compensation of the General Partner and its Affiliates is reduced to reflect the lower compensation agreement. The Partnership may Farmout an undeveloped lease or well activity only if the General Partner, exercising the standard of a prudent operator, determines that:

(i)	the Partnership lacks the funds to complete the oil and gas operations on the Lease or well and cannot obtain suitable financing;

(ii)	drilling on the Lease or the intended well activity would concentrate excessive funds in one location, creating undue risks to the Partnership;

(iii)	the Leases or well activity have been downgraded by events occurring after assignment to the Partnership so that development of the Leases or well activity would not be desirable; or

(iv)	the Farmout is in the best interests of the Partnership.

If the Partnership Farmouts a Lease or well activity, the General Partner must retain on behalf of the Partnership the economic interests and concessions as a reasonably prudent oil and gas operator would or could retain under the circumstances prevailing at the time, consistent with industry practices. If the Partnership acquires an undeveloped Lease pursuant to a Farmout or joint venture from an entity Affiliated with the General Partner or its Affiliates, the General Partner’s and its Affiliates’ aggregate compensation associated with the property and any direct and indirect

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ownership interest in the property may not exceed the lower of the compensation and ownership interest in the General Partner and/or its Affiliates could receive if the property were separately owned or retained by either the Partnership or the Affiliated entity.

4.03(d)(9). No Compensating Balances. Neither the General Partner nor any Affiliate shall use the Partnership’s funds as compensating balances for its own benefit.

4.03(d)(10). Future Production. Neither the General Partner nor any Affiliate shall commit the future production of a well developed by the Partnership exclusively for its own benefit.

4.03(d)(11). Marketing Arrangements. Subject to § 4.06, all benefits from marketing arrangements or other relationships affecting the property of the General Partner or its Affiliates, including its Affiliated partnerships and the Partnership, shall be fairly and equitably apportioned according to the respective interests of each in the property.

4.03(d)(12). Participation in Other Partnerships. If the Partnership participates in other partnerships or joint ventures (multi-tier arrangements), then the terms of any of these arrangements shall not result in the circumvention of any of the requirements or prohibitions contained in this Agreement, including the following:

(i)	there shall be no duplication or increase in Organization and Offering Costs, the General Partner’s compensation, Partnership expenses or other fees and costs;

(ii)	there shall be no substantive alteration in the fiduciary and contractual relationship between the General Partner and the Participants; and

(iii)	there shall be no diminishment in the voting rights of the Participants.

4.03(d)(13). Organization and Offering Costs. All Organization and Offering Costs incurred in order to sell program units shall be reasonable. The North American Securities Administrators Association Guidelines for the Registration of Oil and Gas Programs provide that the total reimbursements of Organization and Offering Costs shall not exceed 15% of the gross proceeds; in the Second Offering, the total reimbursements of Organization and Offering costs that may be charged to the Partnership shall not exceed 2% of the aggregate gross proceeds of the Second Offering if less than $500 million is raised or 1.5% of the aggregate gross proceeds of the Second Offering if $500 million or more is raised.

4.03(d)(14). Acquisition from Unaffiliated Person. During a period of five years from the date of formation of the Partnership, if the General Partner or any of its Affiliates proposes to acquire an interest from an unaffiliated person in a Prospect in which the Partnership possesses an interest or in a Prospect in which the Partnership’s interest has been terminated without compensation within one year preceding such proposed acquisition, and (i) none of the General Partner or its Affiliates owns property in the Prospect separately from the Partnership, then none of the General Partner or its Affiliates shall be permitted to purchase an interest in the Prospect; and (ii) if the General Partner or its Affiliates currently own a proportionate interest in the Prospect separately from the Partnership, then the interest to be acquired shall be divided between the Partnership and the General Partner or its Affiliates, as applicable, in the same proportion as is the other property in the Prospect; provided, however, if cash or financing is not available to the Partnership to enable it to consummate a purchase of the additional interest to which it is entitled, then none of the General Partner or its Affiliates shall be permitted to purchase any additional interest in the Prospect.

4.03(d)(15). Roll-Up Limitations.

4.03(d)(15)(a). Requirement for Appraisal and Its Assumptions. In connection with a proposed Roll-Up, an appraisal of all Partnership assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer securities of a Roll-Up Entity, then the appraisal shall be filed with the SEC and the Administrator as an exhibit to the registration statement for the offering. If the appraisal is filed with the SEC and the Administrators, the Partnership shall be subject to liability for violation of Section 11 of the Securities

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Act of 1933 and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal. Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on all relevant information, including current reserve estimates prepared as set forth in § 4.03(b)(3), and shall indicate the value of the Partnership’s assets as of a date immediately before the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of the Partnership’s assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Partnership and the Participants. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Participants in connection with a proposed Roll-Up.

4.03(d)(15)(b). Rights of Participants Who Vote Against Proposal. In connection with a proposed Roll-Up, Participants who vote “no” on the proposal shall be offered the choice of:

(i)	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or

(ii)	one of the following:

(a)	remaining as Participants in the Partnership and preserving their Common Units in the Partnership on the same terms and conditions as existed previously; or

(b)	receiving cash in an amount equal to the Participants’ pro rata share of the appraised value of the net assets of the Partnership based on their respective number of Common Units.

4.03(d)(15)(c). No Roll-Up If Diminishment of Voting Rights. The Partnership shall not participate in any proposed Roll-Up which, if approved, would result in the diminishment of any Participant’s voting rights under the Roll-Up Entity’s chartering agreement. In no event shall the democracy rights of Participants in the Roll-Up Entity be less than those provided for under §§ 4.03(c)(1) and 4.03(c)(2). If the Roll-Up Entity is a corporation, then the democracy rights of Participants shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.

4.03(d)(15)(d). No Roll-Up If Accumulation of Shares Would be Impeded. The Partnership shall not participate in any proposed Roll-Up transaction which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity. The Partnership shall not participate in any proposed Roll-Up transaction which would limit the ability of a Participant to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Common Units held by that Participant.

4.03(d)(15)(e). No Roll-Up If Access to Records Would Be Limited. The Partnership shall not participate in a Roll-Up in which Participants’ rights of access to the records of the Roll-Up Entity would be less than those provided for under §§ 4.03(b)(4), 4.03(b)(5), and 4.03(b)(6).

4.03(d)(15)(f). Cost of Roll-Up. The Partnership shall not participate in any proposed Roll-Up transaction in which any of the costs of the transaction would be borne by the Partnership if Participants whose Common Units equal a majority of the total Common Units do not vote to approve the proposed Roll-Up.

4.03(d)(15)(g). Roll-Up Approval. The Partnership shall not participate in a Roll-Up transaction unless the Roll- Up transaction is approved by Participants whose Common Units equal a majority of the total Common Units.

4.03(d)(16). Rebates. The General Partner and its Affiliates may not accept any rebates or give-ups or participate in any reciprocal business arrangements which would circumvent the provisions of this Agreement.

4.03(d)(17). Disclosure of Binding Agreements. Any agreement or arrangement that binds the Partnership must be disclosed in the prospectus for the Second Offering.

4.03(d)(18). Sales Commissions. All compensation of any kind or description paid by the Partnership, directly or indirectly, to broker dealers must be taken into consideration in computing the allowable sales commissions.

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4.04.	Designation, Compensation and Removal of General Partner.

4.04(a). General Partner.

4.04(a)(1). Term of Service. Except as otherwise provided in this Agreement, Atlas shall serve as the General Partner of the Partnership until either it:

(i)	is removed pursuant to § 4.04(a)(3); or

(ii)	withdraws pursuant to § 4.04(a)(3)(f).

4.04(a)(2)(a). Charges Must Be Necessary and Reasonable. Charges by the General Partner for goods and services must be fully supportable as to:

(i)	the necessity of the goods and services; and

(ii)	the reasonableness of the amount charged.

All actual and necessary expenses incurred by the Partnership may be paid out of the Partnership’s subscription proceeds and revenues.

4.04(a)(2)(b). Management Fee. The General Partner shall receive a management fee equal to the product of one percent (1%) per annum multiplied by gross Capital Contributions, payable quarterly.

4.04(a)(3). Removal of General Partner.

4.04(a)(3)(a). Majority Vote Required to Remove the General Partner. The General Partner may be removed at any time on 60 days’ advance written notice to the outgoing General Partner by the affirmative vote of Participants whose Common Units equal a majority of the outstanding Common Units.

If the Participants vote to remove the General Partner from the Partnership, then Participants must elect by an affirmative vote of Participants whose Common Units equal a majority of the outstanding Common Units either to:

(i)	dissolve, wind-up, and terminate the Partnership; or

(ii)	continue as a successor limited partnership under all the terms of this Partnership Agreement as provided in § 7.01(c).

If the Participants elect to continue as a successor limited partnership, then the General Partner shall not be removed until a substituted General Partner has been selected by an affirmative vote of Participants whose Common Units equal a majority of the outstanding Common Units and installed as such.

4.04(a)(3)(b). Valuation of General Partner’s Interest in the Partnership. If the General Partner is removed, then the value of its General Partner Interest (represented by the GP Units) shall be determined by appraisal by a qualified Independent Expert. The Independent Expert shall be selected by mutual agreement between the removed General Partner and the incoming General Partner. The appraisal shall take into account an appropriate discount, to reflect the risk of recovering natural gas and oil reserves. The cost of the appraisal shall be borne equally by the removed General Partner and the Partnership.

4.04(a)(3)(c). Incoming General Partner’s Option to Purchase. The incoming General Partner shall have the option to purchase 20% of the removed General Partner’s General Partner Interest (represented by the GP Units) for the value determined by the Independent Expert.

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4.04(a)(3)(d). Method of Payment. The method of payment by the Partnership for the removed General Partner’s General Partner Interest (represented by the GP Units) if not purchased pursuant to § 4.04(a)(3)(c) must be fair and protect the solvency and liquidity of the Partnership. The method of payment shall be as follows:

(i)	when the termination is voluntary, the method of payment shall be a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the General Partner otherwise would have received under this Agreement with respect to its General Partner Interest (represented by the GP Units) had the General Partner not been terminated; and

(ii)	when the termination is involuntary, the method of payment shall be an interest bearing unsecured promissory note coming due in no less than five years with equal installments each year. The interest rate shall be that charged on comparable loans.

4.04(a)(3)(e). Termination of Contracts. At the time of its removal, the removed General Partner shall cause, to the extent it is legally possible to do so, its successor to be transferred or assigned all of its rights, obligations and interests as General Partner of the Partnership in contracts entered into by it on behalf of the Partnership. In any event, the removed General Partner shall cause all of its rights, obligations and interests as General Partner of the Partnership in any such contract to terminate at the time of its removal.

4.04(a)(3)(f). The General Partner’s Right to Voluntarily Withdraw. At any time beginning 10 years after the Initial Offering Initial Closing Date, the General Partner may voluntarily withdraw as General Partner on giving 120 days’ written notice of withdrawal to the Participants. If the General Partner withdraws, then the following conditions shall apply:

(i)	the General Partner’s interest in the Partnership shall be determined as described in § 4.04(a)(3)(b) above with respect to removal; and

(ii)	the interest shall be distributed to the General Partner as described in § 4.04(a)(3)(d)(i) above.

Any successor General Partner shall have the option to purchase 20% of the withdrawing General Partner’s General Partner Interest (represented by the GP Units) at the value determined as described above with respect to removal.

4.04(a)(3)(g). Right of General Partner to Hypothecate Its Interests. The General Partner shall have the authority without the consent of the Participants and without affecting the allocation of costs and revenues incurred or received under this Agreement, to hypothecate, pledge, or otherwise encumber, on any terms it chooses for its own general purposes, its Partnership Interest. All repayments of these borrowings and costs, interest or other charges related to the borrowings shall be borne and paid separately by the General Partner. In no event shall the repayments, costs, interest, or other charges related to the borrowing be charged to the account of the Participants.

4.05.	Indemnification and Exoneration.

4.05(a)(1). Standards for the General Partner Not Incurring Liability to the Partnership or Participants. The Indemnitee shall not have any liability whatsoever to the Partnership, or to any Participant for any loss suffered by the Partnership or the Participants which arises out of any action or inaction of the Indemnitee if:

(i)	the Indemnitee determined in good faith that the course of conduct was in the best interest of the Partnership;

(ii)	the Indemnitee was acting on behalf of, or performing services for, the Partnership; and

(iii)	the course of conduct did not constitute negligence or misconduct of the Indemnitee.

4.05(a)(2). Standards for General Partner Indemnification. The Indemnitee shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that:

(i)	the Indemnitee determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the Partnership;

(ii)	the Indemnitee was acting on behalf of, or performing services for, the Partnership; and

(iii)	the course of conduct was not the result of negligence or misconduct of the Indemnitee.

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Provided, however, payments arising from such indemnification or agreement to hold harmless are recoverable only out of the following:

(i)	the Partnership’s tangible net assets, which include its revenues; and

(ii)	any insurance proceeds received by the partnership.

4.05(a)(3). Standards for Securities Law Indemnification. Notwithstanding anything to the contrary contained in this section, the Indemnitee and any person acting as a broker/dealer with respect to the offer or sale of the Units, shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless:

(i)	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(ii)	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(iii)	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and any state securities regulatory authority in which plaintiffs claim they were offered or sold Units with respect to the issue of indemnification for violation of securities laws.

4.05(a)(4). Standards for Advancement of Funds to the General Partner and Insurance. The advancement of Partnership funds to the Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought from the Partnership is permissible only if the Partnership has adequate funds available and the following conditions are satisfied:

(i)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership;

(ii)	the legal action is initiated by a third-party who is not a Participant, or the legal action is initiated by a Participant and a court of competent jurisdiction specifically approves the advancement; and

(iii)	the Indemnitee undertakes to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

The Partnership shall not bear the cost of that portion of insurance which insures the Indemnitee for any liability for which they could not be indemnified pursuant to §§4.05(a)(1) and 4.05(a)(2).

4.05(a)(5). Reserved.

4.05(a)(6). In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

4.05(a)(7). An Indemnitee shall not be denied indemnification in whole or in part under this § 4.05(a) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

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4.05(a)(8). The provisions of this § 4.05(a) are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

4.05(a)(9). No amendment, modification or repeal of this § 4.05(a) or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this § 4.05(a) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.05(b). Liability of Indemnitees.

4.05(b)(1). Subject to its obligations and duties as General Partner set forth herein, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

4.05(b)(2). To the extent that, at law or in equity, an Indemnitee has duties and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, to any Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

4.05(b)(3). Any amendment, modification or repeal of this § 4.05(b) or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this § 4.05(b) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.05(c). Authorized Transactions Are Deemed Not to Be a Breach. No transaction entered into or action taken by the Partnership, or by the General Partner or its Affiliates, which is authorized by this Agreement shall be deemed a breach of any obligation owed by the General Partner or its Affiliates to the Partnership or the Participants.

4.06.	Other Activities.

4.06(a). The General Partner and its Affiliates May Pursue Other Natural Gas and Oil Activities for Its Own Account. The General Partner and its Affiliates are now engaged, and will engage in the future, for their own account and for the account of others, including other investors, in all aspects of the natural gas and oil business. This includes without limitation, the evaluation, acquisition, and sale of producing and nonproducing Leases, and the exploration for and production of natural gas, natural gas liquids, oil and other minerals. The General Partner is required to devote only so much of its time to the Partnership as it determines in its sole discretion, but consistent with its duties, is necessary to manage the affairs of the Partnership. Except as expressly provided to the contrary in this Agreement, the General Partner and its Affiliates may do the following:

(i)	continue their activities, or initiate further such activities, individually, jointly with others, or as a part of any other limited or general partnership, tax partnership, joint venture, or other entity or activity to which they are or may become a party, in any locale and in the same fields, areas of operation or prospects in which the Partnership may likewise be active;

(ii)	reserve partial interests in Leases being assigned to the Partnership or any other interests not expressly prohibited by this Agreement;

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(iii)	deal with the Partnership as an independent party or through any other entity in which they may be interested;

(iv)	conduct business with the Partnership as set forth in this Agreement; and

(v)	participate in such other investor operations, as investors or otherwise.

4.06(b). General Partner May Manage Multiple Partnerships. The General Partner or its Affiliates may manage multiple Programs simultaneously.

4.07.	Issuances of Additional Partnership Interests.

4.07(a). The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

4.07(b). Each additional Partnership Interest authorized to be issued by the Partnership pursuant to § 4.07(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

4.07(c). The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this § 4.07, (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted for trading.

4.07(d). No fractional Units shall be issued by the Partnership. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units (but for this § 4.07(d)), then each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

4.08.	Splits and Combinations.

4.08(a). Subject to § 4.07(d) (dealing with adjustments of distribution levels), the Partnership may make a pro rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Partnership Interest basis or stated as a number of Partnership Interests are proportionately adjusted.

4.08(b). Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and

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shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

4.08(c). Promptly following any such distribution, subdivision or combination, the Partnership may issue certificated or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests outstanding, and a Partnership Interest is represented by a certificate, the Partnership shall require, as a condition to the delivery to a Record Holder of such new certificate, the surrender of any certificate held by such Record Holder immediately prior to such Record Date.

ARTICLE V CAPITAL ACCOUNTS, ALLOCATIONS, ELECTIONS AND DISTRIBUTIONS

5.01.	Capital Accounts.

5.01(a). The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with § 5.01(b) and allocated with respect to such Partnership Interest pursuant to § 5.02, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with § 5.01(b) and allocated with respect to such Partnership Interest pursuant to § 5.02.

5.01(b). For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss to be allocated pursuant to this Article V and to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose); provided that:

(i)	Solely for purposes of this § 5.01, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)	All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to § 5.02.

(iii)

Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor

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capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)	Any income, gain, loss, Simulated Gain, Simulated Loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)	Any item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this § 5.01(b), and any item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts) shall be treated as an item of deduction for the purpose of this § 5.01(b), in each case without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(vi)	In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to § 5.01(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, amortization, or Simulated Depletion, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for U.S. federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for U.S. federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

(vii)	The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(viii)	If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section 50(c)(1) or (3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to § 5.02. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

5.01(c). A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

5.01(d)(1). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash (other than issuances of Common Units at the Initial Unit Price, in which case no adjustment shall be required to be made under this subsection) or Contributed Property or the issuance of Partnership Interests as consideration for the provision of services, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such

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time pursuant to § 5.02 in the same manner as any item of gain or loss actually recognized during such period would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If upon the occurrence of an event described in this § 5.01(d)(1), a warrant of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704- 1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an issuance of a warrant, immediately after such issuance if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt. In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from taking fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

5.01(d)(2). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to § 5.02 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated; provided, however, that in the event of a distribution of a de minimis amount of Partnership property, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to § 5.08 or in the case of a deemed distribution, be determined in the same manner as that provided in § 5.01(d)(1), or (B) in the case of a liquidating distribution pursuant to § 7.02, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

5.02.	Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with § 5.01(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

5.02(a). Net Income. After giving effect to the special allocations set forth in § 5.02(d), and any allocations to other Partnership Interests, Net Income for each taxable year and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable year shall be allocated to the Partners as follows:

(i)	First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to § 5.02(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this § 5.02(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to § 5.02(b)(iii) for all previous taxable years;

(ii)	Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this § 5.02(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to § 5.02(b)(ii) for all previous taxable years; and

(iii)	Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

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5.02(b). Net Losses. After giving effect to the special allocations set forth in § 5.02(d), and any allocations to other Partnership Interests, Net Losses for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Losses for such taxable period shall be allocated to the Partners as follows:

(i)	First, 100% to the General Partner, until the aggregate Net Losses allocated pursuant to this § 5.02(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to § 5.02(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this § 5.02(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)	Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this § 5.02(b)(ii) to the extent that such allocation would cause the General Partner or any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii)	Third, the balance, if any, 100% to the General Partner.

5.02(c). Net Termination Gains and Losses. After giving effect to the special allocations set forth in § 5.02(d), all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this § 5.02(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this § 5.02 and after all distributions of Available Cash provided under §§ 5.05 and 5.06 have been made; provided, however, that solely for purposes of this § 5.02(c), Capital Accounts shall not be adjusted for distributions made pursuant to § 5.08.

(i)	If a Net Termination Gain is recognized (or deemed recognized pursuant to § 5.01(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)	First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)	Second, to the holders of the Common Units, Pro Rata, until the Capital Account of each Common Unit is equal to the sum of (1) the unreturned Capital Contributions of each Common Unit outstanding at the time of the liquidation and (2) the amount of the $0.175 per Common Unit distribution to the holders of the Common Units for the Quarter in which the liquidation occurs, and (3) any unpaid arrearages owing to the holders of the Common Units assuming that the holders of the Common Units were entitled to the Target Distribution taking into account distributions to the holders of the Common Units pursuant to § 5.05 and § 5.06;

(C)	Third, to the holder of the GP Units, Pro Rata, until the Capital Account for each GP Unit is equal to (1) the unreturned Capital Contributions attributable to the GP Units, plus (2) 2.04% multiplied by the excess of (A) the amount distributed to the holders of the Common Units, over (B) the product of $10.00 multiplied by the number of Common Units outstanding at the time of the liquidation, minus (3) the amount previously distributed to the holders of the GP Units;

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(D)	Fourth, to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Accounts, Pro Rata, for the holders of the Incentive Distribution Rights is equal to the excess of (1) 25% multiplied by the excess of (A) the amount distributed to the holders of the Common Units, over (B) the product of $10.00 multiplied by the number of Common Units outstanding at the time of the liquidation, over (2) the amount previously distributed to the holders of the Incentive Distribution Rights; and

(E)	Thereafter, 80% to the holders of the Common Units, Pro Rata, and 20% to the holders of the Incentive Distribution Rights, Pro Rata.

Notwithstanding the foregoing provisions in this Section 5.02(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with an event described in Section 5.01(d) that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is outstanding prior to such event described in Section 5.01(d) being equal to the fair market value of the Partnership Interests and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are outstanding prior to such event described in Section 5.01(d) being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 5.02(c)(i) if the Capital Accounts with respect to all Partnership Interests that were outstanding immediately prior to such event described in Section 5.01(d) and the Carrying Value of each Partnership property were equal to zero.

(i)	If a Net Termination Loss is recognized (or deemed recognized pursuant to § 5.01(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)	First, 2% to the holders of GP Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then outstanding has been reduced to zero; and

(B)	Second, the balance, if any, 100% to the General Partner.

5.02(d). Special Allocations. Notwithstanding any other provision of this § 5.02, the following special allocations shall be made for such taxable period:

(i)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this § 5.02, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704- 2(f)(6), 1.704-2(g)(2) and 1.704- 2(j)(2)(i), or any successor provision. For purposes of this § 5.02(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this § 5.02(d) with respect to such taxable period (other than an allocation pursuant to §§ 5.02(d)(vi) and 5.02(d)(vii)). This § 5.02(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)

Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this § 5.02 (other than § 5.02(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this

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§ 5.02(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this § 5.02(d), other than § 5.02(d)(i) and other than an allocation pursuant to §§ 5.02(d)(vi) and 5.02(d)(vii), with respect to such taxable period. This § 5.02(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)	Priority Allocations.

(A)	If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to § 5.08) to any Unitholder with respect to its Units or GP Units, as the case may be for a taxable year is greater (on a per Unit basis or per GP Unit basis, as the case may be) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units or GP Units, as the case may be (on a per Unit basis or a per GP Unit basis, as the case may be), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (1) the amount by which the distribution (on a per Unit basis or per GP Unit basis, as the case may be) to such Unitholder exceeds the distribution (on a per Unit basis or per GP Unit basis, as the case may be) to the Unitholders receiving the smallest distribution and (2) the number of Units or GP Units, as the case may be, owned by the Unitholder receiving the greater distribution.

(B)	After the application of § 5.02(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this § 5.02(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Initial Offering Initial Closing Date to a date 45 days after the end of the current taxable year.

(iv)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to § 5.02(d)(i) or (ii).

(v)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this § 5.02(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this § 5.02 have been tentatively made as if this § 5.02(d)(v) were not in this Agreement.

(vi)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner

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Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)	Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis), and such item of gain or loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)	Curative Allocation.

(A)	Notwithstanding any other provision of this § 5.02, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this § 5.02. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this § 5.02(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this § 5.02(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)	The General Partner shall, with respect to each taxable period, (1) apply the provisions of § 5.02(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to § 5.02(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xi)	Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)	The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion and any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss with respect to any Adjusted Property) to the Unitholders, Pro Rata, the holders of the Incentive Distribution Rights and the General Partner, all in the same proportions as the Net Termination Gain or Net Termination Loss resulting from the event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to § 5.01(d).

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(B)	If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders, or additional items of deduction and loss away from the Unitholders to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this § 5.02(d)(xi)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this § 5.02(d)(xi)(B) shall be made after all of the other Agreed Allocations have been made as if this § 5.02(d)(xi) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)	Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to § 5.02(c) hereof. In allocating Net Termination Loss pursuant to this § 5.02(d)(xi)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to § 5.02(c) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of § 5.02(c)(i)).

(D)	In making the allocations required under this § 5.02(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this § 5.02(d)(xi). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in §§ 5.02(d)(xi)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this § 5.02(d)(xi).

(xii)	Allocations Upon Exercise of Warrants. Upon the exercise of a warrant by a Partner, the General Partner shall make the adjustments and allocations, and take other actions, required by Treasury Regulations Section 1.704-1(b)(2) and (4) and other Treasury Regulations referred to therein.

5.02(e). Simulated Depletion and Simulated Loss.

5.02(e)(1). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated among the General Partner and the Unitholders Pro Rata.

5.02(e)(2). Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under § 5.03(c)(i).

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5.03.	Allocations for Tax Purposes.

5.03(a). Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to § 5.02.

5.03(b). The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in § 5.03(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners Pro Rata. Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

5.03(c). Except as provided in § 5.03(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i)	first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to § 5.03(b) (without regard to any special allocation of basis under § 5.03(c)(iii)).

(ii)	second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this § 5.03(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

(iii)	The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

5.03(d). In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property other than an oil and gas property pursuant to § 5.03(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i)	(A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to § 5.02.

(ii)	(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to §§ 5.01(d)(i) or 5.01(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with § 5.03(d)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to § 5.02.

(iii)	The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

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5.03(e). For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for U.S. federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (A) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (B) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this § 5.03(e) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

5.03(f). The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6), Treasury Regulation Section 1.197-2(g)(3), or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

5.03(g). In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this § 5.03, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

5.03(h). All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

5.03(i). Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening the first Business Day of each month; provided, however, that gain or loss on a sale or disposition of any asset of the Partnership or any other extraordinary item of income or loss realized or recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the date on which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

5.03(j). Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

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5.03(k). If, as a result of an exercise of a warrant, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

5.04.	Requirement and Characterization of Distributions; Distributions to Record Holders.

5.04(a). Except as described in § 5.04(b), within 45 days following the end of each Quarter (or if such 45th day is not a Business Day, then the Business Day immediately following such 45th day), an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to § 5.05 equals the Operating Surplus from the Initial Offering Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in § 5.06, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

5.04(b). Notwithstanding § 5.04(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the date of Final Terminating Event occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, § 5.08.

5.04(c). The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined by the General Partner.

5.04(d). Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the transfer agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

5.05.	Distributions of Available Cash from Operating Surplus.

Subject to § 5.08, Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of §§ 5.04 or 5.06 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by § 4.07(b) in respect of additional Partnership Interests issued pursuant thereto: 2% to the holders of GP Units, Pro Rata and 98% to the holders of Common Units, Pro Rata; provided, however, that, with respect to the first Quarter for which each Common Unit is outstanding, all amounts shall be prorated based on the number of days in such Quarter such Common Unit was outstanding.

5.06.	Distributions of Available Cash from Capital Surplus.

Subject to § 5.08, Available Cash that is deemed to be Capital Surplus pursuant to the provisions of § 5.04(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of § 5.04 require otherwise, as follows:

(i)	First, 2% to the holders of GP Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Initial Offering Initial Closing Date has received with respect to such Common Unit, during the period since the Initial Offering Initial Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price; and

(ii)	Second, any remaining Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with § 5.05.

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5.07.	Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner and (ii) have a Capital Account as a Partner pursuant to § 5.01 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of outstanding Units, except as required by law, (ii) be entitled to any distributions from the Partnership prior to a Listing Event, except as set forth in § 5.08 or § 5.09 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article V.

5.08.	Distributions of Available Cash from Sale of All or Substantially All Assets.

Available Cash with respect to the sale of all or substantially all of the Partnership’s assets (an “Asset Sale”) shall, subject to Section 17-607 of the Delaware Act, be distributed as follows:

(i)	First, 100% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Common Unit an amount equal to the sum of the Initial Unit Price plus the Target Distribution for each Quarter since the Initial Offering Initial Closing Date of such Common Unit less amounts previously distributed with respect to such Common Unit pursuant to § 5.05, § 5.06 and this § 5.08(i);

(ii)	Second, 100% to the holders of the GP Units, Pro Rata, until there has been distributed in respect of the GP Units, including amounts previously distributed pursuant to § 5.05 and § 5.06, an amount equal to the excess of (A) 2.04% of the excess of (1) amounts distributed to the holders of Common Units pursuant to § 5.05, § 5.06 and § 5.08(i), over (2) the Initial Unit Price multiplied by the number of Common Units outstanding at the time of the Asset Sale, less (B) the amounts previously distributed with respect to the GP Units pursuant to this § 5.08(ii);

(iii)	Third, 100% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect thereof an amount equal to the sum of (A) the product of 25% multiplied by the sum of (x) the amount distributed to the Common Units pursuant to § 5.08(i) plus (y) amounts previously distributed with respect to the Common Units pursuant to § 5.05 and § 5.06 less (z) the product of the Initial Unit Price multiplied by the number of Common Units then outstanding, plus (B) the sum of all capital contributions with respect to the GP Units less (C) amounts previously distributed to the holders of GP Units and Incentive Distribution Rights pursuant to this § 5.08(iii); and

(iv)	Thereafter, (A) 80% to the holders of the Common Units, Pro Rata, and (B) 20% to the holders of the Incentive Distribution Rights, Pro Rata.

5.09.	Distributions in the Event of Merger.

Consideration to be received in the event of a Merger shall be valued based on the price attributed thereto in the Merger Agreement and be distributed in accordance with § 5.08.

5.10.	Distribution Reinvestment Plans.

The General Partner may establish, from time to time, a distribution reinvestment plan or plans (a “Reinvestment Plan”). Under any such Reinvestment Plan, (i) all material information regarding distributions to the Participants and the effect of reinvesting such distributions, including the tax consequences thereof, shall be provided to the Participants at least annually, and (ii) each Participant participating in such Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan at least annually after receipt of the information required in clause (i) above. To the extent economically feasible, money held for reinvestment must be placed in an income-producing account which provides an appropriate safety for the principal and must be subject to

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withdrawal by the Participant upon not less than 10 days notice. If the funds are not reinvested within 180 days of the date of distribution, they must be distributed, with such income, if any, to the Participants participating in such Reinvestment Plan. No sales commissions may be deducted directly or indirectly from the reinvested funds.

ARTICLE VI TRANSFER OF UNITS

6.01.	Transferability of Common Units.

Except as provided in § 3.06(c) with respect to the General Partner if it buys Common Units, a Participant’s transfer of a portion or all his Common Units, or any interest in his Common Units, is subject to all of the provisions of this Article VI. For purposes of this Article VI, the term “transfer” shall include any sale, exchange, gift, assignment, pledge, mortgage, hypothecation, redemption or other form of transfer of a Common Unit, or any interest in a Common Unit, by a Participant or by operation of law. Unless a transferee of a Participant’s Common Unit becomes a substitute Participant with respect to that Common Unit in accordance with the provisions of § 6.02(a)(3)(a), he shall not be entitled to any of the rights granted to a Participant under this Agreement, other than the right to receive all or part of the share of the profits, losses, income, gains, deductions, credits and depletion allowances, or items thereof, and cash distributions or returns of capital to which his transferor would otherwise be entitled under this Agreement.

6.02.	Special Restrictions on Transfers of Units by Participants.

6.02(a). In General. Transfers of Common Units by Participants are subject to the following general conditions:

(i)	except as provided by operation of law:

(a)	only whole Common Units may be transferred unless the Participant owns less than a whole Common Unit, in which case his entire fractional interest must be transferred; and

(b)	Common Units may not be transferred to a person who is under the age of 18 or incompetent (unless an attorney-in-fact, guardian, custodian or conservator has been appointed to handle the affairs of that person) without the General Partner’s consent;

(ii)	the costs and expenses associated with the transfer must be paid by the assignor Participant;

(iii)	the transfer documents must be in a form satisfactory to the General Partner; and

(iv)	the terms of the transfer must not contravene those of this Agreement.

Transfers of Common Units by Participants are subject to the following additional restrictions set forth in §§ 6.02(a)(1) and 6.02(a)(2).

6.02(a)(1). Tax Law Restrictions. Subject to transfers permitted by § 6.03 and transfers by operation of law, no transfer of a Common Unit by a Participant shall be made which, in the opinion of counsel to the Partnership, unless this requirement for an opinion of counsel is waived by the General Partner, would result in the Partnership being either:

(i)	terminated for tax purposes under Section 708 of the Code; or

(ii)	treated as a “publicly traded” partnership for purposes of Section 7704(b) of the Code.

6.02(a)(2). Securities Laws Restriction. Subject to transfers permitted by § 6.03 and transfers by operation of law, no Common Unit shall be transferred by a Participant unless there is either:

(i)	an effective registration of the Common Unit under the Securities Act of 1933, as amended, and qualification under applicable state securities laws; or

(ii)	an opinion of counsel acceptable to the General Partner that the registration and qualification of the Common Unit is not required, unless this requirement for an opinion of counsel is waived by the General Partner.

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Transfers of Common Units by Participants are also subject to any conditions contained in the Subscription Agreement.

6.02(a)(3). Substitute Participant.

6.02(a)(3)(a). Procedure to Become Substitute Participant. Subject to §§ 6.02(a)(1) and 6.02(a)(2), a transferee of a Participant’s Common Unit shall become a substitute Participant entitled to all the rights of a Participant if, and only if:

(i)	the transferor gives the transferee the right;

(ii)	the transferee pays to the Partnership all costs and expenses incurred by the Partnership in connection with the substitution; and

(iii)	the transferee executes and delivers the instruments necessary to establish that a legal transfer has taken place and to confirm the agreement of the transferee to be bound by all of the terms of this Agreement, including § 8.05(c), in a form acceptable to the General Partner.

6.02(a)(3)(b). Rights of Substitute Participant. A substitute Participant shall be entitled to all of the rights attributable to full ownership of the assigned Common Units, including the right to vote.

6.02(b). Effect of Transfer.

6.02(b)(1). Amendment of Records. The Partnership shall amend its records at least once each calendar quarter to effect the substitution of substitute Participants. Any transfer of a Common Unit by a Participant which is permitted under this Article VI, when the transferee does not become a substitute Participant, shall be effective as follows:

(i)	midnight of the last day of the calendar month in which it is made; or

(ii)	at the General Partner’s election, 7:00 A.M. of the following day.

6.02(b)(2). A Transfer of Common Units Does Not Relieve the Transferor of Certain Costs. No transfer of a Common Unit by a Participant, including a transfer of less than all of a Participant’s Common Units or the transfer of a Participant’s Common Units to more than one party, shall relieve the transferor of its responsibility for its proportionate part of any expenses, obligations and liabilities under this Agreement related to the Common Units so transferred, whether arising before or after the transfer.

6.02(b)(3). A Transfer of Common Units Does Not Require A Partnership Accounting. No transfer of a Common Unit by a Participant shall require an accounting of the Partnership. Also, no transfer of a Common Unit shall grant rights under this Agreement, including the exercise of any elections, as between the transferring Participant and the Partnership, the General Partner and the remaining Participants to more than one Person unanimously designated by the transferee(s) of the Common Unit, and, if he has retained an interest in the transferred Common Unit, the transferor of the Common Unit.

6.02(b)(4). Required Notice to General Partner of Transfer of Common Units. Until the General Partner receives a written notice from the transferring Participant in a form acceptable to the General Partner that designates the transferee(s) of a Common Unit, the General Partner shall continue to account only to the Person to whom it was furnishing notices pursuant to § 8.01 and its subsections before the purported transfer of the Common Unit. This party shall continue to exercise all rights under this Agreement applicable to the Common Units owned by the purported transferor of the Common Unit.

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6.03.	Redemption of Common Units from Non-Citizens.

If the Partnership, the General Partner or any of its Affiliates become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that they have an interest in because of the nationality, citizenship or other related status of any Participant or assignee of a Participant’s Common Units, the Partnership may redeem, or the General Partner may purchase, the Participant’s Common Units or the Common Units held by the assignee of a Participant, on 30 days’ advance notice to the Participant, at a reasonable redemption or purchase price per Common Unit, as the case may be, as determined by the General Partner in its sole discretion.

ARTICLE VII DURATION, DISSOLUTION, AND WINDING UP

7.01.	Duration.

7.01(a). Term. The Partnership shall continue in existence for a term of 10 years from the Initial Offering Termination Date, subject to extension for up to two additional years in the sole discretion of the General Partner, unless sooner terminated as set forth below.

7.01(b). Termination. The Partnership shall terminate following the occurrence of:

(i)	a Final Terminating Event; or

(ii)	any event that causes the dissolution of a limited partnership under the Delaware Act.

7.01(c). Continuance of Partnership Except on Final Terminating Event. Other than the occurrence of a Final Terminating Event, the Partnership or any successor limited partnership shall not be wound up, but shall be continued by the parties and their respective successors as a successor limited partnership under all of the terms of this Agreement. The successor limited partnership shall succeed to all of the assets of the Partnership. As used throughout this Agreement, the term “Partnership” shall include the successor limited partnership and the parties to the successor limited partnership.

7.02.	Dissolution and Winding Up.

7.02(a). Final Terminating Event. On the occurrence of a Final Terminating Event the affairs of the Partnership shall be wound up and there shall be distributed to each of the parties its Distribution Interest in the remaining Partnership assets.

7.02(b). Time of Liquidating Distribution. To the extent practicable and in accordance with sound business practices in the judgment of the General Partner, liquidating distributions shall be made by:

(i)	the end of the taxable year in which liquidation occurs, determined without regard to Section 706(c)(2)(A) of the Code; or

(ii)	if later, within 90 days after the date of the liquidation.

Notwithstanding, the following amounts are not required to be distributed within the foregoing time periods so long as the withheld amounts are distributed as soon as practical:

(i)	amounts withheld for reserves reasonably required for liabilities of the Partnership; and

(ii)	installment obligations owed to the Partnership.

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7.02(c). In-Kind Distributions. The General Partner shall not be obligated to offer in-kind property distributions to the Participants, but may do so, in its discretion. Any in-kind property distributions to the Participants shall be made to a liquidating trust or similar entity for the benefit of the Participants, unless at the time of the distribution:

(i)	the General Partner offers the individual Participants the election of receiving in-kind property distributions and the Participants accept the offer after being advised of the risks associated with direct ownership; or

(ii)	there are alternative arrangements in place which assure the Participants that they will not, at any time, be responsible for the operation or disposition of Partnership properties.

If the General Partner has not received a Participant’s consent within 30 days after the General Partner mailed the request for consent, then it shall be presumed that the Participant has refused to give his consent.

7.02(d). Sale If No Consent. Any Partnership asset which would otherwise be distributed in-kind to a Participant, except for the failure or refusal of the Participant to give his written consent to the distribution, may instead be sold by the General Partner at the best price reasonably obtainable from an independent third-party, who is not an Affiliate of the General Partner, or to the General Partner itself or its Affiliates, including an Income Program sponsored by an Affiliate of the General Partner, at fair market value as determined by an Independent Expert.

ARTICLE VIII MISCELLANEOUS PROVISIONS

8.01.	Notices.

8.01(a). Method. Any notice required under this Agreement shall be:

(i)	in writing; and

(ii)	given by mail or delivered by an overnight delivery company (although one-day delivery is not required) addressed to the party to receive the notice at the address designated in § 1.02(b).

If there is a transfer of Common Units under this Agreement, no notice to the transferee shall be required, nor shall the transferee have any rights under this Agreement, until notice of the transfer has been given to the General Partner. Any transfer of Common Units under this Agreement shall not increase the General Partner’s or the Partnership’s duty to give notice. If there is a transfer of Common Units under this Agreement to more than one party, then notice to any owner of any interest in the Common Units shall be notice to all of the owners of the Common Units.

8.01(b). Change in Address. The address of any party to this Agreement may be changed by notice as follows:

(iii)	to the Participants, if there is a change of address by the General Partner; or

(iv)	to the General Partner, if there is a change of address by a Participant.

8.01(c). Time Notice Deemed Given. If the notice is given by the General Partner, then the notice shall be considered given, and any applicable time shall run, from the date the notice is placed in the mail or delivered to the overnight delivery company. If the notice is given by any Participant, then the notice shall be considered given and any applicable time shall run from the date the notice is received.

8.01(d). Effectiveness of Notice. Any notice to a party other than the General Partner, including a notice requiring concurrence or nonconcurrence, shall be effective, and any failure to respond binding, irrespective of the following:

(v)	whether or not the notice is actually received; or

(vi)	any disability or death on the part of the noticee, even if the disability or death is known to the party giving the notice.

8.01(e). Failure to Respond. Except pursuant to § 7.02(c) or when this Agreement expressly requires affirmative approval of a Participant, any Participant who fails to respond in writing within the time specified to a request by the

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General Partner as set forth below, for approval of, or concurrence in, a proposed action shall be conclusively deemed to have approved the action. Except pursuant to § 7.02(c), when this Agreement expressly requires affirmative approval of a Participant, the General Partner shall send a first request and the time period for the Participant’s written response shall not be less than 15 business days from the date of mailing of the request. If the Participant does not respond in writing to the first request, then the General Partner shall send a second request. If the Participant does not respond in writing to the second request within seven calendar days from the date of mailing the second request, then the Participant shall be conclusively deemed to have approved the action.

8.02.	Time.

Time is of the essence of each part of this Agreement.

8.03.	Applicable Law.

The terms and provisions of this Agreement shall be construed under the laws of the State of Delaware, other than its conflict of law provisions, however, this section shall not be deemed to limit causes of action for alleged violations of federal or state securities law to the laws of the State of Delaware. Neither this Agreement nor the Subscription Agreement shall require mandatory venue or mandatory arbitration of any or all claims by Participants against the Sponsor.

8.04.	Agreement in Counterparts.

This Agreement may be executed in counterpart and shall be binding on all of the parties executing this or similar agreements from and after the date of execution by each party.

8.05.	Amendment.

8.05(a). Procedure for Amendment. Subject to §§ 8.05(b) and 8.05(c), below, no changes in this Agreement shall be binding unless:

(i)	proposed in writing by the General Partner, and adopted with the consent of Participants whose Common Units equal a majority of the total Common Units; or

(ii)	proposed in writing by Participants whose Common Units equal 10% or more of the total Common Units and approved by an affirmative vote of Participants whose Common Units equal a majority of the total Common Units.

8.05(b). Circumstances Under Which the General Partner Alone May Amend. The General Partner is authorized to amend this Agreement and its exhibits, without the consent of Participants, in any way deemed necessary or desirable by it to reflect:

(i)	a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(ii)	admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(iii)	a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(iv)

a change that the General Partner determines (A) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (B) to be necessary or appropriate to (x) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or

63

state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (y) facilitate the trading of the Limited Partner Interests or Units (including the division of any class or classes of outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests or Units are or will be listed or admitted to trading, (C) to be necessary or appropriate in connection with action taken by the General Partner pursuant to § 4.08 or to implement the tax-related provisions of this Agreement or (D) to be required to effect the intent expressed in the offering memorandum for the Initial Offering or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(v)	a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(vi)	an amendment that is necessary, in the opinion of counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii)	an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests, or any options, warrants, rights and/or appreciation rights relating to any Partnership Interest, pursuant to § 4.07;

(viii)	an amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(ix)	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with this Agreement;

(x)	an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of § 1.03; or

(xi)	any other amendments substantially similar to the foregoing.

8.05(c). Amendment Upon the Listing Event. Simultaneously with the Listing Event, this Agreement shall automatically be amended and restated in its entirety to be the Second Amended and Restated Agreement of Limited Partnership in the form attached hereto as Annex A. Each Limited Partner, by execution hereof or its Subscription Agreement, shall be deemed to have consented to such amendment, and authorizes the General Partner to execute the same on its behalf as attorney in fact pursuant to § 4.02(c).

8.06.	Legal Effect.

This Agreement shall be binding on and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and assigns, and shall run with the interests subject to this Agreement. The terms “Partnership,” “Limited Partner,” “Participant,” “Partner,” “General Partner,” or “parties” shall equally apply to any successor limited partnership, and any heir, devisee, personal representative, successor or assign of a party.

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IN WITNESS WHEREOF, the parties hereto set their hands as of the 5th day of April, 2016.

ATLAS GROWTH PARTNERS GP, LLC

General Partner

By:	/s/ Jeffrey M. Slotterback
Name:	Jeffrey M. Slotterback
Its:	Chief Financial Officer

Signature Page to The First Amended And Restated Partnership Agreement

Annex A

Post-Listing Partnership Agreement

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS GROWTH PARTNERS, L.P.

i

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS GROWTH PARTNERS, L.P.

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS GROWTH PARTNERS, L.P., dated as of                      [Listing Event Date], is entered into by and between ATLAS GROWTH PARTNERS GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Accumulated Amount Common Units” has the meaning ascribed to such term in Section 5.10(a).

“Accumulated IDR Amount” means the amount that the holders of the Incentive Distribution Rights would have received on the effective date of this Agreement had the Partnership sold all of its assets on that date for an amount of cash equal to 1.0204 multiplied by the Initial Volume Weighted Average Price multiplied by the number of Common Units outstanding immediately prior to the Listing Event (as defined in the First Amended and Restated Partnership Agreement of Atlas Growth Partners, L.P. immediately prior to the effective date of this Agreement (the “Pre-Listing Agreement”)), and such amount of cash had been distributed in accordance with §5.08 of the Pre-Listing Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the asset base of the Partnership Group from the asset base of the Partnership Group existing immediately prior to such transaction.

“Actual IDR Amount” has the meaning ascribed to such term in Section 6.4(a).

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Down Event or a Book-Up Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to a Disposed of Adjusted Property.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5(d) and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all adjustments that, as of the end of such taxable year, reasonably are expected to be made to such Partner’s Capital Account under Treasury Regulation Section 1.704-1(b)(2)(iv)(k) for depletion allowances with respect to oil and gas properties of the Partnership, (ii) the amount of all losses and deductions that, as of the end of such taxable year, reasonably are expected to be allocated to such Partner in subsequent years pursuant to Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such taxable year, reasonably are expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a GP Unit, a Common Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such GP Unit, Common Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such GP Unit, Common Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (b) less (i) the amount of any net increase in Working Capital Borrowings with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period (it being understood that, in calculating the amount of Adjusted Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for Operating Expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100), and (c) plus (i) the amount of any net decrease in Working Capital Borrowings with respect to such period, (ii) the amount of any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium (it being understood that, in calculating the amount of Adjusted Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for Operating Expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of Excess Amount Common Units” has the meaning assigned to such term in Section 5.10(a).

“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.9(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the Revaluation Event, in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Atlas Growth Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of:

(i) all cash and cash equivalents (including amounts available for working capital purposes under a credit facility, commercial paper facility or other similar financing arrangement) of the Partnership Group on hand at the end of such Quarter (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash and cash equivalents of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100); and

(ii) if the General Partner so determines in its sole discretion, all or any portion of additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings (including Working Capital Borrowings) made subsequent to the end of such Quarter (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such additional cash and cash equivalents of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100);

(b) less the amount of any cash reserves established by the General Partner for the Partnership Group (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves established for such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) on the date of determination of Available Cash with respect to such Quarter, to:

(i) provide for the proper conduct of the business of the Partnership Group (including reserves for working capital, operating expenses, future capital expenditures, potential acquisitions and for anticipated future credit needs of the Partnership Group);

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions pursuant to Section 6.4 or 6.5 with respect to any one or more of the next four Quarters; or

(iv) provide funds for distributions with respect to the Incentive Distribution Rights;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Initial Target Distribution on all Common Units and GP Units with respect to such Quarter; and provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Blue Sky Laws” means states’ securities laws that regulate the offering and sale of securities to protect the public from fraud.

“Board of Directors” means (i) if the General Partner is a corporation or a limited liability company, the General Partner’s board of directors or board of managers, as applicable, and (ii) if the General Partner is a limited partnership, the board of directors or board of managers, as applicable, of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the Commonwealth of Pennsylvania shall not be regarded as a Business Day.

“Calculated Cash Amount” means, with respect to any Quarter ending prior to the Liquidation Date, an amount equal to and without duplication:

(c) the sum of (i) all cash receipts of the Partnership Group for such Quarter, including Working Capital Borrowings but excluding cash receipts from Interim Capital Transactions and (ii) if the General Partner so determines in its sole discretion, all cash receipts of the Partnership Group after the end of such Quarter but on or before the date of determination of the Calculated Cash Amount with respect to such Quarter resulting from Working Capital Borrowings (it being understood that, in calculating the Calculated Cash Amount in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, all cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100); less

(d) the sum of (i) Operating Expenditures during such Quarter, (ii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, in each case, only if such 12-month anniversary following the incurrence of such Working Capital Borrowings occurs during such Quarter, and (iii) any cash loss realized during such Quarter on the disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Calculated Cash Amount with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Calculated Cash Amount, within such period if the General Partner so determines.

Notwithstanding the foregoing, the “Calculated Cash Amount” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Calculated Coverage Amount” means, with respect to any Quarter ending prior to the Liquidation Date, an amount equal to the Calculated Cash Amount for such Quarter, divided by 1.1.

“Calculated IDR Amount” means, with respect to any Quarter ending prior to the Liquidation Date, the amount of quarterly distributions that the holders of the Incentive Distribution Rights would have received pursuant to Section 6.4(a) for such period if each reference to Available Cash in Section 6.4(a) were substituted with Calculated Coverage Amount.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of a GP Unit, a Common Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such GP Unit, Common Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such GP Unit, Common Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Partnership Interests, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or construction of new or improvement or replacement of existing, capital assets (including undeveloped leasehold acreage, properties containing estimated proved reserves (whether or not producing) and other similar assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to, the acquisition of existing, the construction of new or the improvement or replacement of existing capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.4(d)(i) and 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non- appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” has the meaning assigned to such term in Section 4.9(a)(ii).

“claim” has the meaning assigned to such term in Section 7.13(c).

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commencement of Commercial Service” shall mean the date on which a Capital Improvement or replacement asset begins producing in paying quantities or is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests held by all Limited Partners and by the General Partner (exclusive of the General Partner’s interest as a holder of the General Partner Interest, GP Units and Incentive Distribution Rights) and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors composed of one or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or the Partnership, other than Common Units or other awards granted to such director under the Partnership’s equity compensation plans, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former general partner of the Partnership from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning set forth in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” has the meaning assigned to such term in Section 4.9(b).

“Eligible Holder” means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii).

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.8.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur over the long term to maintain the levels of oil and natural gas production of the Partnership Group existing at the time the estimate is made. The Board of Directors will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units or (ii) in the case of any other Revaluation Event, the Closing Price of the

Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”

“Excess Amount” has the meaning ascribed to such term in Section 5.10(b).

“Excess Amount Common Units” has the meaning ascribed to such term in Section 5.10(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(C).

“First Target Distribution” means an amount equal to $0.20125 per Common Unit and GP Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $0.20125 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.9, 6.6 and 6.8.

“General Partner” means Atlas Resource Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest, including Incentive Distribution Rights or Common Units, held by it), which ownership interest is evidenced by GP Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“GP Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A GP Unit is not a Unit.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s length transaction.

“Group” means a Person that, with or through any of its Affiliates or Associates, has any contract, agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates or the price of hydrocarbons, basis differentials or currency exchange rates in their operations and not for speculative purposes.

“Holder” as used in Section 7.13, has the meaning assigned to such term in Section 7.13(a).

“IDR Reset Common Units” has the meaning assigned to such term in Section 5.9(a).

“IDR Reset Election” has the meaning assigned to such term in Section 5.9(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner pursuant to Section 5.1, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holder(s) of the Incentive Distribution Rights.

“including” means “including, without limitation.”

“Incremental Income Taxes” has the meaning assigned to such terms in Section 6.8.

“Indemnified Person” has the meaning assigned to such term in Section 7.13(c).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, officer, director, employee, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any Person that the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Holder” has the meaning assigned to such term in Section 4.9(c).

“Initial Closing Date” means October 31, 2013.

“Initial Common Units” means the Common Units sold on the Initial Closing Date.

“Initial Target Distribution” means an amount equal to $0.175 per Common Unit and GP Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of $0.175 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.9, 6.6 and 6.8.

“Initial Unit Price” means with respect to the Common Units, $10.00 per Common Unit, or, with respect to Common Units sold at a discount, such discounted price per Common Unit and for any other class or series of Partnership Interests, the price per Partnership Interest at which such class or series of Partnership Interest is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Partnership Interests.

“Initial Volume Weighted Average Price” has the meaning assigned to such term in Section 5.10(a).

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.1 and any Common Units that it may hold), each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person), and that when the term “Limited Partner Interest” is used herein, such term shall not include any holder of a GP Unit or General Partner Interest (solely with respect to its GP Units and General Partner Interest), except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures, including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member, or for the acquisition of existing, or the construction or development of new, capital assets, including replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage, properties containing estimated proved reserves and other similar assets), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil or natural gas property, including to offset expected production declines from producing properties, if such expenditures are made to maintain the levels of oil and natural gas production of the Partnership Group for the long term. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a replacement asset and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined and required by the Treasury Regulation promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book- Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, that items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(c)(iii), 6.2(d)(i)(A), 6.2(d)(ii)(A) and 6.2(d)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1) and 1.704-2(c), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Operating Expenditures” means all cash expenditures of the Partnership Group (it being understood that, in calculating the amount of Operating Expenditures in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and Estimated Maintenance Capital Expenditures, subject to the following:

(e) repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(f) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(g) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including distributions in respect of any Incentive Distributions Rights) or (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(h) the sum of (i) $60.0 million, (ii) all cash receipts of the Partnership Group (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the

Partnership and the denominator of which is 100) for the period beginning on the day following the Initial Closing Date and ending on the last day of such period, including Working Capital Borrowings but excluding cash receipts from Interim Capital Transactions, (iii) all cash receipts of the Partnership Group (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including incremental incentive distributions) to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or reserves) and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition, development, replacement or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, including incremental incentive distributions, to finance the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition, development, replacement or improvement of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); less

(i) the sum of (i) Operating Expenditures for the period beginning on the day following the Initial Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner for the Partnership Group (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on the disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Organizational Limited Partner” means Atlas Energy, L.P., predecessor to Atlas Energy Group, LLC, in its capacity as the organizational limited partner of the Partnership.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Units of any class, all Units owned by such Person or Group shall not be voted (and shall not be entitled to be voted) on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv)

(such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Units of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Units of any class directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) any Person or Group who acquired 20% or more of the Outstanding Units directly from the Partnership if the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1) and 1.704-2(i)(2), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Atlas Growth Partners, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership and its Subsidiaries, treated as a single consolidated entity.

“Partnership Interest” means any equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude options, warrants, rights and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Partnership Interest held by a Person other than the General Partner or any Affiliate of the General Partner who holds Partnership Interests.

“Percentage Interest” means as of any date of determination, (a) as to any holder of GP Units, the Percentage Interest attributable to such GP Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of GP Units held by such holder by (y) the sum of the total number of all Outstanding Common Units and the total number of Outstanding GP Units; (b) as to any holder of Common Units, the Percentage Interest attributable to such Common Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of Common Units held by such holder by (y) the sum of the total number of all Outstanding Common Units and the total number of Outstanding GP Units; and (c) as to the holders of additional Partnership Interests issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. Unless the context otherwise requires, references to the Percentage Interest of any holder of more than one class or series of Partnership Interests shall mean the aggregate Percentage Interest attributable to all such Partnership Interests. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Partnership Interests or any class or classes thereof, apportioned equally among all designated Partnership Interests in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Rate Eligibility Trigger” has the meaning assigned to such term in Section 4.9(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form 8-A, Form 10 or other applicable form, as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission to register the Common Units under the Exchange Act.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the GP Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the GP Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(v), 6.1(d)(vi), 6.1(d)(vii), 6.1(d)(ix) or 6.1(e).

“Reset Initial Target” has the meaning assigned to such term in Section 5.9(a).

“Reset Notice” has the meaning assigned to such term in Section 5.9(b).

“Residual Gain” or “Residual Loss” means any item of gain or loss, or Simulated Gain or Simulated Loss, as the case may be, of the Partnership recognized for U.S. federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss or Simulated Gain or Simulated Loss is not allocated pursuant to Section 6.2(d)(i)(A) or 6.2(d)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).

“Second Target Distribution” means an amount equal to $0.21875 per Common Unit and GP Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $0.21875 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.9, 6.6 and 6.8.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the GP Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Target Distributions” means, collectively, the Initial Target Distribution, the First Target Distribution and the Second Target Distribution.

“Tax Matters Partner” has the meaning as defined in section 6231(a)(7) of the Code.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner or the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Treasury Regulation” refers to the regulations promulgated by the U.S. Treasury Department interpreting the Code.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units but shall not include (a) GP Units (or the General Partner Interest represented thereby) or (b) Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Common Units, including Common Units held by the General Partner and its Affiliates.

“Unitholders” means the holders of Partnership Interests.

“Unpaid Initial Target” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means U.S. generally accepted accounting principles, as in effect from time to time, consistently applied.

“Volume Weighted Average Price” has the meaning assigned to such term in Section 5.10(b).

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings of the Partnership Group (it being understood that, in calculating the amount of Working Capital Borrowings in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such borrowings by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) made pursuant to a credit facility, commercial paper facility or other similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings from sources other than additional Working Capital Borrowings.

SECTION 1.2. Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

SECTION 2.1. Formation.

The Partnership was formed on February 11, 2013 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The General Partner, for itself and as attorney in fact for the Limited Partners, hereby amends and restates the First Amended and Restated Partnership Agreement of Atlas Growth Partners, L.P. in its entirety in the form of this Agreement, and this amendment and restatement shall become effective on the date hereof. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

SECTION 2.2. Name.

The name of the Partnership shall be “Atlas Growth Partners, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3. Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Service Company. The principal office of the Partnership shall be located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275 or such other place as the General Partner may from time to time designate by notice to the Limited Partners (which notice may be satisfied by indicating such other place in a public filing with the Commission). The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275 or such other place as the General Partner may from time to time designate by notice to the Limited Partners (which notice may be satisfied by indicating such other place in a public filing with the Commission).

SECTION 2.4. Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business, free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

SECTION 2.5. Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

SECTION 2.6. Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.7. Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

SECTION 3.1. Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly required under this Agreement or the Delaware Act.

SECTION 3.2. Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

SECTION 3.3. Outside Activities of Limited Partners.

Any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

SECTION 3.4. Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305 of the Delaware Act, which is restricted to the extent set forth below), and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership; provided, however, that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Limited Partner upon its demand pursuant to this Section 3.4(a)(i) either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act;

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership or the Partnership Group, (B) could damage the Partnership or the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS;

TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1. Certificates.

Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates that may be issued, if any, shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President or Vice President and the Secretary, any Assistant Secretary or other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate, if any, for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate, if any, shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

SECTION 4.2. Mutilated, Destroyed, Lost or Stolen Certificates.

(a) To the extent any Partnership Interest is represented by a Certificate, if any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

(c) If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(d) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3. Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

SECTION 4.4. Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its GP Units to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition or (ii) by which the holder of a Limited Partner Interest (including any Incentive Distribution Rights) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition, in each of cases (i) and (ii), excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent any sale, assignment, gift, exchange or any other disposition by any stockholder, member, partner or other owner of the General Partner or any Affiliate of the General Partner of any or all of the equity interests or other ownership interests in the General Partner or such Affiliate, including through a merger or consolidation of the General Partner or any such Affiliate, and the term “transfer” shall not mean any such sale, assignment, gift, exchange or any other disposition.

SECTION 4.5. Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided that, as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) Upon the receipt of proper transfer instructions from the registered owner of uncertificated Limited Partner Interests, such uncertificated Limited Partner Interests shall be cancelled, issuance of new equivalent uncertificated Limited Partner Interests or Certificates shall be made to the holder of the Limited Partner Interests entitled thereto and the transaction shall be recorded upon the Partnership’s register.

(d) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5, and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer any or all of their Common Units to one or more Persons without Unitholder approval.

SECTION 4.6. Transfer of the General Partner Interest.

(a) Subject to Section 4.6(c), prior to the tenth anniversary of the Initial Closing Date, the General Partner shall not transfer all or any part of its General Partner Interest (represented by GP Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person.

(b) Subject to Section 4.6(c), on or after the tenth anniversary of the Initial Closing Date, the General Partner may transfer all or any part of its General Partner Interest (represented by GP Units) to any Person without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest (represented by GP Units) to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7. Transfer of Incentive Distribution Rights.

The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights to any Person without Unitholder approval.

SECTION 4.8. Restrictions on Transfers.

(a) Except as provided in Section 4.8(c), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or series thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV or elsewhere in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.

(d) In the event that any Partnership Interest is evidenced in certificated form, each such certificate shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ATLAS GROWTH PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN-APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH

JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ATLAS GROWTH PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ATLAS GROWTH PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). ATLAS GROWTH PARTNERS GP, LLC, THE GENERAL PARTNER OF ATLAS GROWTH PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO AVOID A SIGNIFICANT RISK OF ATLAS GROWTH PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR TO PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS (OR ANY CLASS OR SERIES THEREOF). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED FOR TRADING.

SECTION 4.9. Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners, has or will reasonably likely have a material adverse effect on the maximum applicable rate that can be charged to customers by Subsidiaries of the Partnership (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, in each of cases (i) and (ii), the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (A) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or advisable to establish those Limited Partners whose U.S. federal income tax status does not or would not have a material adverse effect on the maximum applicable rate that can be charged to customers by any Group Member or (B) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Partner (or, if the Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner determines to be necessary or advisable to establish those Partners whose status as Partners does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Limited Partner (and its beneficial owners) who fails to furnish to the General Partner, within a reasonable period after a request, an Eligibility Certificate and any other information and proof of its (and its beneficial owners) status as an Eligible Holder, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder (such a Limited Partner, an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(d) The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(f) At any time after a holder can and does certify that it has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder, upon approval of the General Partner, shall no longer constitute an Ineligible Holder, and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

SECTION 4.10. Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred its Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at its last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Partnership Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring its Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption; provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that it is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS

AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1. Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $1,000 in exchange for a General Partner Interest consisting of GP Units representing a General Partner Interest with a Percentage Interest of 2%, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and the Incentive Distribution Rights, and was admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $100 in exchange for a Limited Partner Interest consisting of Common Units representing a Limited Partner Interest with a Percentage Interest of 98%, and was admitted as a Limited Partner of the Partnership. As of the Initial Closing Date, the Partnership accepted the contributions of the respective Limited Partners in exchange for the Initial Common Units and redeemed the Limited Partner Interest of the Organizational Limited Partner in exchange for its initial Capital Contribution. Pursuant to Section 5.10(a) the Incentive Distribution Rights issued in connection with the formation of the Partnership are being exchanged for Common Units as of the effective date of this Agreement, and new Incentive Distribution Rights are being issued to the General Partner as of the day following the effective date of this Agreement.

SECTION 5.2. Additional Capital Contributions.

No Limited Partner will be required by this Agreement to make any additional Capital Contribution to the Partnership.

SECTION 5.3. Interest and Withdrawal.

No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

SECTION 5.4. Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury

Regulation Section 1.704-1(b)(2)(iv). Such Capital Account in respect of such Partnership Interest shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss to be allocated pursuant to Article VI and to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose); provided that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain, loss, Simulated Gain, Simulated Loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) Any item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.4(b), and any item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts) shall be treated as an item of deduction for the purpose of this Section 5.4(b), in each case without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, amortization, or Simulated Depletion, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization attributable to such property determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(viii) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section 50(c)(1) or (3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) (i) Except as otherwise provided in Section 5.9(f), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.9, the issuance of Accumulated Amount Common Units pursuant to Section 5.10(a), the issuance of the Excess Amount Common Units pursuant to Section 5.10(b), the surrender by the General Partner of its General Partner Interests as they exist under the Agreement prior to the effective date in exchange for its General Partner Interests as they will exist following the effective date, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If upon the occurrence of a Revaluation Event, a warrant of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704- 1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an issuance of a warrant, immediately after such issuance if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated; provided, however, that in the event of a distribution of a de minimis amount of Partnership property, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.4(d)(i), or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

SECTION 5.5. Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests (other than General Partner Interests (except for General Partner Interests issued pursuant to Section 5.11)) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

(c) The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Common Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.9, (iv) the issuance of Common Units pursuant to Section 5.10, (v) the admission of Additional Limited Partners and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Common Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted for trading.

(d) No fractional Units shall be issued by the Partnership. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units (but for this Section 5.5(d)), then each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

SECTION 5.6. Limited Preemptive Rights.

Except as provided in this Section 5.6 and in Section 5.2(b) and Section 5.9 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created; provided that the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase or subscribe for Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to any Persons other than the General Partner and its Affiliates, to the extent necessary so that the aggregate Percentage Interests of the General Partner and its Affiliates, taken together, immediately after such issuances (including any issuance pursuant to the exercise of the rights described in this proviso) equals the aggregate Percentage Interests of the General Partner and its Affiliates, taken together, immediately prior to such issuances.

SECTION 5.7. Splits and Combinations.

(a) Subject to Section 5.5(d), Section 6.6 and Section 6.8 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Partnership Interest basis or stated as a number of Partnership Interests are proportionately adjusted

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, and a Partnership Interest is represented by a Certificate, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

SECTION 5.8. Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act.

SECTION 5.9. Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.9, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.4(a)(iv) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.9(e). Upon the exercise of the IDR Reset Election, the holder or holders of the Incentive Distribution Rights will become entitled to receive an aggregate number of Common Units (the “IDR Reset Common Units”) equal to the quotient (such quotient, the “Aggregate Quantity of IDR Reset Common Units”) obtained by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.9(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (such average of cash distributions described in this clause (ii), the “Reset Initial Target”). If, at the time of any IDR Reset Election, the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately previous sentence have been satisfied. The making of the IDR Reset Election in the manner specified in Section 5.9(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.9(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive the Aggregate Quantity of IDR Reset Common Units on the basis specified above, without any further approval required by the General Partner (other than as set forth in the prior sentence of this Section 5.9(a)) and without any approval of the Unitholders, at the time specified in Section 5.9(c) unless the IDR Reset Election is rescinded pursuant to Section 5.9(d).

(b) To exercise the right specified in Section 5.9(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional GP Units pursuant to Section 5.11 on the 15th Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.9 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.9 such that (i) the Initial Target Distribution shall be reset to equal to the Reset Initial Target, (ii) the First Target Distribution shall be reset to equal 115% of the Reset Initial Target and (iii) the Second Target Distribution shall be reset to equal 125% of the Reset Initial Target.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.9(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distributions Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.9(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(A) and Section 6.1(d)(x)(B).

SECTION 5.10. Issuance of Common Units Upon Effective Date and in the Event of an Excess Amount.

(a) Upon the effective date of this Agreement, the holder or holders of the Incentive Distribution Rights are entitled to receive an aggregate number of Common Units (the “Accumulated Amount Common Units”) equal to the quotient obtained by dividing (i) the Accumulated IDR Amount by (ii) the Initial Volume Weighted Average Price. The holder or holders of the Incentive Distribution Rights are entitled to receive the Accumulated Amount Common Units without the approval of the Unitholders. As used in this Agreement, “Initial Volume Weighted Average Price” means the volume weighted average of the per Common Unit price for the first five consecutive Trading Days as such prices are reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Common Units are listed or admitted to trading commencing with the effective date of this Agreement.

(b) If the Calculated IDR Amount for any Quarter exceeds the Actual IDR Amount for such Quarter (any such excess, the “Excess Amount”), then the holder or holders of the Incentive Distribution Rights will become entitled to receive, in addition to any distributions pursuant to Section 6.4(a) and any other amounts pursuant to this Agreement, an aggregate number of Common Units (the “Excess Amount Common Units”) equal to the quotient (such quotient, the “Aggregate Quantity of Excess Amount Common Units”) obtained by dividing (i) the Excess Amount for such Quarter by (ii) the Volume Weighted Average Price as of the last day of such Quarter. The holder or holders of the Incentive Distribution Rights will become entitled to receive the Aggregate Quantity of Excess Amount Common Units, without any approval of the Unitholders. As used in this Agreement, “Volume Weighted Average Price” as of any date means the volume weighted average of the per Common Unit price for the five consecutive Trading Days ending on such date (or if such date is not a Trading Day, then the most recent Trading Day prior to such date), as such prices are reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Common Units are listed or admitted to trading.

The holder or holders of the Incentive Distribution Rights will be entitled to receive the Accumulated Amount Common Units and Aggregate Quantity of Excess Amount Common Units, and the General Partner will be entitled to receive the related additional GP Units pursuant to Section 5.11 no later than, in the case of Accumulated Amount Common Units, the 45th day after the effective date of the Agreement and, in the case of Aggregate Quantity of Excess Amount Common Units, the 45th day after the last day of the applicable Quarter; provided, however, that the issuance of Accumulated Amount Common Units or Excess Amount Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Accumulated Amount Common Units or Excess Amount Common Units, as the case may be, by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(c) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Accumulated Amount Common Units or Excess Amount Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day effective date of this Agreement (in the case of Accumulated Amount Common Units) or on or before the 30th calendar day following the end of the applicable Quarter (in the case of Excess Amount Common Units) and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either receive cash from the Partnership in an amount equal to the Accumulated IDR Amount or Excess Amount, as the case may be, or elect to receive other Partnership Interests having such terms as the General Partner may approve, that will provide (i) the same economic value, in the aggregate, as the Accumulated Amount Common Units or Aggregate Quantity of Excess Amount Common Units would have had as of the effective date (in the case of Accumulated Amount Common Units) or end of such Quarter (in the case of Excess Amount Common Units), as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the effective date (in the case of Accumulated Amount Common Units) or the end of such Quarter (in the case of Excess Amount Common Units) upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(d) Upon the issuance of Accumulated Amount Common Units pursuant to Section 5.10(a) or Excess Amount Common Units pursuant to Section 5.10(b), the Capital Account maintained with respect to the Incentive Distribution Rights shall (i) first, be allocated to Accumulated Amount Common Units or Excess Amount Common Units as the case may be, in an amount equal to the product of (A) the Accumulated Amount Common Units or Aggregate Quantity of Excess Amount Common Units, as the case may be, and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distributions Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the Accumulated Amount Common Units or the Excess Amount Common Units in accordance with clause (i) of this Section 5.10(d), the Accumulated Amount Common Units and the Excess Amount Common Units shall be subject to Section 6.1(d)(x)(A) and Section 6.1(d)(x)(B).

SECTION 5.11. No Additional Capital Contributions by the General Partner or Dilution; Automatic Issuance of GP Units Upon Issuance of Units.

(a) The Percentage Interest represented by all of the Outstanding GP Units shall at all times be equal to 2%, regardless of any issuance of any Limited Partner Interests or Units by the Partnership, and the General Partner shall not be obligated to make any capital contribution to the Partnership in order for such GP Units to represent such Percentage Interest.

(b) The parties intend that each GP Unit shall represent the same Percentage Interest as one Unit. Accordingly, upon issuance of any Limited Partner Interests or Units by the Partnership (including any IDR Reset Common Units, Accumulated Amount Common Units or Excess Amount Common Units, but excluding the issuance of Common Units pursuant to Section 5.1), the Partnership will automatically issue to the General Partner, without further consideration or any requirement of capital contribution by the General Partner, a number of GP Units so that the total number of Outstanding GP Units after such issuance equals 2% of the sum of (i) the total number of Outstanding Units after such issuance and (ii) the total number of Outstanding GP Units after such issuance.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1. Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.4(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Interests, Net Income for each taxable year and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable year shall be allocated to the Partners as follows:

(i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, to the Unitholders, Pro Rata, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, to the General Partner and the Unitholders in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Interests, Net Losses for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Losses for such taxable period shall be allocated to the Partners as follows:

(i) First, to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated under this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), if a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, (x) 2% to the holders of GP Units, Pro Rata, and (y) 98% to the holders of Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to (1) its Unrecovered Capital plus (2) the Initial Target Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid Initial Target”);

(C) Third, (x) 2% to the holders of GP Units, Pro Rata, (y) 85% to the holders of Common Units, Pro Rata, and (z) 13% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid Initial Target and (3) the excess, if any, of (a) the First Target Distribution less the Initial Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(ii) (the sum of (1) plus (2) plus (3) is hereinafter defined as the “First Liquidation Target Amount”);

(D) Fourth, (x) 2% to the holders of GP Units, Pro Rata, (y) 75% to the holders of Common Units, Pro Rata, and (z) 23% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount and (2) the excess, if any, of (a) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iii) (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”); and

(E) Thereafter, (x) 2% to the holders of GP Units, Pro Rata, (y) 50% to the holders of Common Units, Pro Rata, and (z) 48% to the holders of the Incentive Distribution Rights, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, 2% to the holders of GP Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(B) Second, the balance, if any, to the General Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704- 2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s

Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units or GP Units, as the case may be for a taxable year is greater (on a per Unit basis or per GP Unit basis, as the case may be) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units or GP Units, as the case may be (on a per Unit basis or a per GP Unit basis, as the case may be), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (1) the amount by which the distribution (on a per Unit basis or per GP Unit basis, as the case may be) to such Unitholder exceeds the distribution (on a per Unit basis or per GP Unit basis, as the case may be) to the Unitholders receiving the smallest distribution and (2) the number of Units or GP Units, as the case may be, owned by the Unitholder receiving the greater distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights and the aggregate value (determined based upon their Volume Weighted Average Price as of the date of delivery) of all Excess Amount Common Units delivered to the General Partner pursuant to Section 5.10(b) from the effective date of this Agreement to a date 45 days after the end of the current taxable year and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the

Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulation promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulation.

(x) Economic Uniformity.

(A) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.4(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.9, Accumulated Amount Common Units pursuant to Section 5.10(a) or Excess Amount Common Units pursuant to Section 5.10(b), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.9, Accumulated Amount Common Units issued pursuant to Section 5.10(a) or Excess Amount Common Units pursuant to Section 5.10(b), as applicable, equaling the product of (x) the Aggregate Quantity of IDR Reset Common Units, the Accumulated Amount Common Units or Aggregate Quantity of Excess Amount Common Units, as applicable, and (y) the Per Unit Capital Amount for an Initial Common Unit.

(B) With respect to any taxable period during which an IDR Reset Common Unit, an Accumulated Amount Common Unit or an Excess Amount Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit, Accumulated Amount Common Unit or Excess Amount Common Unit, as applicable, until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit, Accumulated Amount Common Unit or Excess Amount Common Unit, as applicable, to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(C) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for U.S. federal income tax purposes of income

(including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (A) to reflect the proposal or promulgation of Treasury Regulation under Section 704(b) or Section 704(c) of the Code or (B) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(C) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any recognition of a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion and any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, pro rata, the holders of the Incentive Distribution Rights and the General Partner, all in the same proportions as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights and the General Partner to the Unitholders, or additional items of deduction and loss away from the Unitholders to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Allocations Upon Exercise of Warrants. Upon the exercise of a warrant by a Partner, the General Partner shall make the adjustments and allocations, and take other actions, required by Treasury Regulation Section 1.704-1((b)(2) and (4) and other Treasury Regulations referred to therein.

(e) Simulated Depletion and Simulated Loss.

(i) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated among the General Partner and the Unitholders Pro Rata.

(ii) Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under Section 6.2(c)(i).

SECTION 6.2. Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners Pro Rata. Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

(c) Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii)).

(ii) second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 6.2(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

(iii) The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(d) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property other than an oil and gas property pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d)(i) or 5.4(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(d)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(e) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6), Treasury Regulation Section 1.197-2(g)(3), or any

successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(f) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(g) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(h) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted for trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted for trading on the first Business Day of the month in which such gain or loss is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(i) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(j) If, as a result of an exercise of a warrant, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

SECTION 6.3. Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Except as described in Section 6.3(b), within 45 days following the end of each Quarter (or if such 45th day is not a Business Day, then the Business Day immediately following such 45th day), an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Sections 17-303, 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4. Distributions of Available Cash from Operating Surplus.

(a) Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act and Section 5.5(b), be distributed as follows, except as otherwise required by Section 5.5(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, (A) 2% to the holders of GP Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each GP Unit then Outstanding and each Common Unit then Outstanding an amount equal to the Initial Target Distribution for such Quarter;

(ii) Second, (A) 2% to the holders of GP Units, Pro Rata, (B) 85% to the holders of Common Units, Pro Rata, and (C) 13% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each GP Unit then Outstanding and each Common Unit then Outstanding an amount equal to the First Target Distribution for such Quarter; and

(iii) Third, (A) 2% to the holders of GP Units, Pro Rata, (B) 75% to the holders of Common Units, Pro Rata, and (C) 23% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each GP Unit then Outstanding and each Common Unit then Outstanding an amount equal to the Second Target Distribution for such Quarter; and

(iv) Thereafter, (A) 2% to the holders of GP Units, Pro Rata, (B) 50% to the holders of Common Units, Pro Rata, and 48% to the holders of the Incentive Distribution Rights, Pro Rata;

provided, however, if the Initial Target Distribution, First Target Distribution and Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with this Section 6.4(a)(iv). The amount of quarterly distributions that the holders of the Incentive Distribution Rights receive in any Quarter pursuant to this Section 6.4(a) is referred to as the “Actual IDR Amount” for such Quarter.

SECTION 6.5. Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act and Section 6.8, be distributed, unless the provisions of Section 6.3 require otherwise, as follows:

(a) First, 2% to the holders of GP Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Initial Closing Date has received with respect to such Common Unit, during the period since the Initial Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price; and

(b) Second, any remaining Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

SECTION 6.6. Adjustment of Initial Target Distribution and Target Distribution Levels.

(a) The Initial Target Distribution, First Target Distribution and Second Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Partnership Interests or otherwise) of Units or other Partnership Interests in accordance with Section 5.7. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then-applicable Initial Target Distribution, First Target Distribution and Second Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Initial Target Distribution, First Target Distribution or Second Target Distribution, as the case may be, by a fraction, the numerator of which is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b) The Initial Target Distribution, First Target Distribution and Second Target Distribution shall also be subject to adjustment pursuant to Section 5.9 and Section 6.8.

SECTION 6.7. Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as required by law, (ii) be entitled to any distributions from the Partnership other than as provided in Section 6.4(a) and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.9(f).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.9 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.9(f), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

SECTION 6.8. Entity-Level Taxation.

If legislation is enacted or the interpretation of existing legislation is modified by a governmental authority, which, after giving effect to such enactment or modification, results in any Group Member becoming subject to federal, state, or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from any Group Member prior to such enactment or modification (including any increase in the rate of such taxation applicable to such Group Member), then the General Partner may, at its option, reduce the Initial Target Distribution, First Target Distribution and Second Target Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.8. If the General Partner elects to reduce the Initial Target Distribution, First Target Distribution or Second Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Initial Target Distribution, First Target Distribution and Second Target Distribution, shall be adjusted to equal the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1. Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner shall, subject to Section 7.4 and the other terms set forth in this Agreement, have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of operations, including operations of any Group Member; subject to Section 7.7(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations and the making of capital contributions;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors of the General Partner or any Group Member and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and the Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such National Securities Exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member;

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership; and

(xvi) the registering for resale under the Securities Act and applicable state securities laws of any Partnership Interests held or hereafter acquired by the General Partner or any Affiliate of the General Partner.

(b) Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

SECTION 7.2. Duties.

Except as expressly set forth in this Agreement or the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Group Member or any Limited Partner, and the Partners agree that the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, replace such other duties and liabilities of the General Partner or such other Indemnitee. The Limited Partners and any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement shall be deemed to have expressly approved this Section 7.2.

SECTION 7.3. Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

SECTION 7.4. Restrictions on the General Partner’s Authority.

Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions, to a Person who is not a member of the Partnership Group, without the approval of the holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

SECTION 7.5. Reimbursement of the General Partner.

(a) Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed from the Partnership or the Partnership Group on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation, employee benefits and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group) and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliate is obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Interests purchased by the General Partner or such Affiliate from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by GP Units).

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

SECTION 7.6. Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner. It is expressly understood that the restrictions set forth in this Section 7.6(a) shall not apply to any Person (including any Unrestricted Person) other than the General Partner.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach by the General Partner or any other Unrestricted Persons of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons (including the General Partner) shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to present business opportunities to the Partnership or any other Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person

(including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement for breach of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on or prior to the Initial Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting, modifying or eliminating any duty that might otherwise, as a result of the law of the State of Delaware or any other applicable law, be owed by the General Partner to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement, or to constitute a waiver or consent by the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement, then in each case such provisions shall be deemed to have been approved by such Persons.

SECTION 7.7. Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners), including distributions that exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

SECTION 7.8. Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c) The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(h) The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Limited Partners, any other Person who acquires an interest in a Partnership Interest and any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Limited Partner or other Person.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, to any Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.10. Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates (other than the Partnership, any Group Member or any Partner), on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest (including any course of action pursuant to Articles XIII, XIV and XV or other provision of this Agreement) shall conclusively be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any agreement contemplated herein, or of any duty stated hereunder or implied by law or equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b) Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliate causing the General Partner, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity (including fiduciary standards). A determination, other action or failure to act by the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), or such Affiliate causing the General Partner to do so, will be deemed to be in good faith unless the applicable party believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(c) Whenever the General Partner or any of its Affiliates or any other Indemnitee makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in the General Partner’s individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, such Affiliates and such Indemnitee are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the General Partner, such Affiliates and such Indemnitee shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner, any of its Affiliates or any Indemnitee votes or transfers its Partnership Interests or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(d) Notwithstanding anything to the contrary in this Agreement, none of the General Partner, any Affiliate of the General Partner or any Indemnitee shall have any duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of or equity interest in the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner, its Affiliates or any Indemnitee, except as may be provided in any definitive agreement entered into from time to time specifically dealing with such use. Any determination by the General Partner, any of its Affiliates or Indemnitee to enter into such contracts shall be in its sole discretion.

(e) The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

(f) Nothing in this Section 7.10 shall be deemed to expand any duties or liabilities of the General Partner, its Affiliates or any other Indemnitee to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement for breach of this Agreement, to the extent that those duties or liabilities shall have been limited pursuant to Section 7.2, 7.6 or this Section 7.10.

SECTION 7.11. Other Matters Concerning the General Partner.

(a) The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

SECTION 7.12. Purchase or Sale of Partnership Interests.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

SECTION 7.13. Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner or the Partnership, other than Anthem Securities, Inc. (including for purposes of this Section 7.13, any Person that is an Affiliate of the General Partner or Partnership at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner or Partnership, including, if permitted by the General Partner, individual Affiliates who are officers, directors or employees of the General Partner or any of its Affiliates) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time, in such manner and in such amounts as it desires without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that if the Conflicts Committee (which may be requested to review the matter by any member of the Board of Directors) determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (A) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership; or (B) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right to postpone not to be used more than once in any 12-month period. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder. It is expressly understood that there shall be no limit on the number of registration demands pursuant to this Section 7.13.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan or a registration statement relating solely to a Rule 145 transaction), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective under the Securities Act, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.13(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities (joint or several) and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.13(a) and 7.13(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership or after the Affiliate of the General Partner ceases to be an Affiliate of the General Partner, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed. The provisions of Section 7.13(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.13 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of some or all of such Holder’s Partnership Interests; provided that (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.13 as if such transferee or assignee were a Holder.

(f) Any request to register Partnership Interests pursuant to this Section 7.13 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

(g) The Partnership agrees to use commercially reasonable efforts to take all actions and deliver, or cause to be delivered, all prospectuses, supplemental prospectuses and any free writing prospectuses to Holders, as directed by Holders, as required by applicable law.

SECTION 7.14. Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each of the Limited Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS SECTION

SECTION 8.1. Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis, and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

SECTION 8.2. Fiscal Year.

The fiscal year of the Partnership shall be a calendar year ending December 31.

SECTION 8.3. Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on or making accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on or making accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Partnership Interest, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

SECTION 9.1. Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends, provided that, if the 90th day is not a Business Day, then the 90th day shall be deemed to be the next Business Day. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

SECTION 9.2. Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(i) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3. Tax Controversies.

(a) Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner and Partnership Representative and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

(b) For taxable years beginning after December 31, 2017 (or any earlier year, if the General Partner so elects) (i) the General Partner will be designated, and will be specifically authorized to act as, the “partnership representative” (the “Partnership Representative”) under Section 6223 of the Code (or any successor thereto), as amended by the Bipartisan Budget Act of 2015 (the “2015 Act” ), and (ii) the Partnership Representative will apply the provisions of subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto) with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service with respect to the Partnership or the Partners for such taxable years, in the manner determined by the Partnership Representative. For the avoidance of doubt, the Partnership Representative may (A) elect to apply the rules in subchapter C of Chapter 63 of the Code, as amended by the 2015 Act, for taxable years prior to January 1, 2018, or (B) elect to apply Section 6221(b) (if applicable) or Section 6226 of the Code or elect to file an administrative adjustment pursuant to Section 6227 of the Code, in each case as amended by the 2015 Act and in the manner determined by the Partnership Representative. Each Partner does hereby agree to indemnify and hold harmless the Partnership from and against any liability with respect to its share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner (as reasonably determined by the General Partner) with respect to an audited or reviewed taxable year for which such Partner was a Partner in the Partnership (for the avoidance of doubt, including any applicable interest and penalties). The obligations set forth in this Section 9.3(b) will survive such Partner’s ceasing to be a Partner in the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership.

(c) Each Partner will provide such cooperation and assistance, including executing and filing forms or other statements and providing information about the Partner, as is reasonably requested by the Tax Matters Partner or Partnership Representative, as applicable, to enable the Partnership to satisfy any applicable tax reporting or compliance requirements, to make any tax election or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the date such Partner was admitted to the Partnership. If a Partner fails to provide any such forms, statements, or other information requested by the Tax Matters Partner or Partnership Representative, as applicable, such Partner will be required to indemnify the Partnership for the share of any tax deficiency paid or payable by the Partnership that is due to such failure (as reasonably determined by the General Partner). The obligations set forth in this Section 9.3(c) will survive such Partner’s ceasing to be a Partner in the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership.

SECTION 9.4. Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law (including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code) or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS SECTION

SECTION 10.1. Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV, including the acceptance of any Limited Partner Interests in the Initial Distribution, or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Person becomes the Record Holder of the Limited Partner Interests so transferred or issued, (ii) shall become bound by and shall be deemed to have agreed to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) represents that such Person has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents, acknowledgements and waivers contained in this Agreement, in each case, with or without execution of this Agreement by such Person. The transfer or issuance of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9 hereof.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

SECTION 10.2. Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest (represented by GP Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of such General Partner’s Interest (represented by GP Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, shall be authorized to and shall carry on the business of the Partnership without dissolution.

SECTION 10.3. Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1. Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) the General Partner is removed pursuant to Section 11.2;

(iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor- in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), 11.1 (a)(v), 11.1(a)(vi)(A), 11.1 (a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Initial Closing Date and ending at 12: 00 midnight, Eastern Time, on the tenth anniversary of the Initial Closing Date, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated or taxed as such); (ii) at any time after 12: 00 midnight, Eastern Time, on the tenth anniversary of the Initial Closing Date, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to clause (ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if, at the time such notice is given, one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i) above, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

SECTION 11.2. Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least two- thirds of the Outstanding Common Units (including Common Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Common Units (including Common Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

SECTION 11.3. Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Common Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, then the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase any or all of the following, as determined by the Departing General Partner: (A) its General Partner Interest (represented by GP Units), (B) its general partner interest (or equivalent interest), if any, in the other Group Members and/or (C) all of its or its Affiliates’ Incentive Distribution Rights ((A), (B) and/or (C), as determined by the Departing General Partner, the “Combined Interest”), in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal, or, if there is not agreement as to the fair market value of such Combined Interest at the effective date of such withdrawal or removal, within ten (10) days after such fair market value is determined pursuant to this Section 11.3(a). If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase all (and not less than all) of the items under clauses (A),

(B) and (C) of the definition of Combined Interests of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted for trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest (represented by GP Units) and other factors it may deem relevant, but shall not discount the value of the Combined Interest for illiquidity or minority interest status.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an investment banking firm or other independent expert selected pursuant to (and following the guidelines set forth in) Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (ii) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

SECTION 11.4. Withdrawal of Limited Partners.

(a) No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

SECTION 12.1. Dissolution.

The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

SECTION 12.2. Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) the Partnership would not be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

SECTION 12.3. Liquidator.

Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4. Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree; provided that no Partner agreement is necessary in respect of any pro rata distribution in kind of freely tradable publicly traded securities pursuant to this sentence. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and, contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

SECTION 12.5. Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6. Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.7. Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8. Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT;

MEETINGS; RECORD DATE

SECTION 13.1. Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests or Units (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests or Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or to implement the tax-related provisions of this Agreement or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests, or any options, warrants, rights and/or appreciation rights relating to any Partnership Interest, pursuant to Section 5.5;

(h) an amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3, or an amendment contemplated by Section 14.6;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger, conveyance or conversion pursuant to Section 14.3(d);

(l) an amendment contemplated by Section 4.9; or

(m) any other amendments substantially similar to the foregoing.

SECTION 13.2. Amendment Procedures.

Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose or approve an amendment, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and, except as otherwise provided in Section 13.1 or 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by or on behalf of the Partnership.

SECTION 13.3. Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or 13.4, reducing such voting percentage or (ii) in the case of Section 11.2 or 13.4, increasing such percentage, in each of cases (i) and (ii) unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class if the General Partner determines that such amendment will affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized (it being understood that the General Partner may rely on any Opinion of Counsel in making such determination, but no such Opinion of Counsel shall be required).

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

SECTION 13.4. Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time that notice of the meeting is provided as set forth in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

SECTION 13.5. Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6. Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any U.S. federal securities laws or any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case such U.S. federal securities laws or the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (x) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (y) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

SECTION 13.7. Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8. Waiver of Notice; Approval of Meeting.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objection, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9. Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including the Outstanding Units owned or deemed owned by the General Partner or any of its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units, including Outstanding Units deemed owned by the General Partner or its Affiliates, that in the aggregate represent a majority of the votes cast (whether in person or by proxy) at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner or any of its Affiliates). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of Limited Partners holding Outstanding Units, including Outstanding Units deemed owned by the General Partner or its Affiliates, that in the aggregate represent a majority of the votes cast (whether in person or by proxy) at such meeting, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10. Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11. Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without prior notice and without a vote, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units owned or deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

SECTION 13.12. Voting and Other Rights.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

SECTION 14.1. Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement or plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV. It is expressly agreed that any merger or consolidation of any member of the Partnership Group (other than the Partnership) shall not be subject to the requirements of this Article XIV.

SECTION 14.2. Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

SECTION 14.3. Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d) and 14.3(e), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority, unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or the certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the purpose of such conversion, merger or conveyance is to effect a change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

SECTION 14.4. Certificate of Merger or Conversion.

Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

SECTION 14.5. Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(c) A merger, consolidation or conversion effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

SECTION 14.6. Amendment of Partnership Agreement.

Pursuant to Section 17-211(g) of the Delaware Act, an agreement or plan of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Article XIV shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1. Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than two-thirds of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted for trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the- counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interest of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the

Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for their Limited Partner Interests, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests (in the case of Limited Partner Interests evidenced by Certificates), and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner, its Affiliate or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

SECTION 16.1. Addresses and Notices; Written Communications.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine. The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

SECTION 16.2. Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.3. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.4. Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 16.5. Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 16.6. Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 16.7. Third-Party Beneficiaries.

Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

SECTION 16.8. Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(a), without execution hereof.

SECTION 16.9. Applicable Law; Forum; Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that, unless the Partnership (through the approval of the General Partner) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty owed by any director, officer or other employee of the Partnership or the General Partner or any Indemnitee, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, such claims, suits, actions or proceedings may be brought in another state or federal court sitting in the State of Delaware;

(ii) irrevocably submits, unless the Partnership (through the approval of the General Partner) consents in writing to the selection of an alternative forum, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, it irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware;

(iii) irrevocably agrees not to, and irrevocably waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (unless the Partnership (through the approval of the General Partner) consents in writing to the selection of an alternative forum) or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed (unless the Partnership (through the approval of the General Partner) consents in writing to the selection of an alternative forum); provided that if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, then it irrevocably agrees not to, and irrevocably waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of any state or federal court sitting in the State of Delaware, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

SECTION 16.10. Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

SECTION 16.11. Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

SECTION 16.12. Facsimile and PDF Signatures.

The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: ATLAS GROWTH PARTNERS GP, LLC

By:
Name:
Title:

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